Exhibit 99.02

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(Dollar amounts in millions, except for per share data, unless otherwise stated)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) addresses the financial condition of Hartford Life Insurance Company and its subsidiaries (“Hartford Life Insurance Company” or the “Company”) as of and for the year ended December 31, 2011 compared with the comparable December 31, 2010 period. Management’s narrative analysis of the results of operations is presented pursuant to General Instruction I (2) (a) of Form 10-K. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1. Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

On January 1, 2012, the Company retrospectively adopted Accounting Standards Update (“ASU”) No. 2010-26, Financial Services – Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts which clarifies the definition of policy acquisition costs that are eligible for deferral. Previously reported financial information has been revised to reflect the effect of the Company’s adoption of this accounting standard. For further information regarding the effect of adoption of this accounting standard, see Note 1 and Note 6 of the Notes to Condensed Consolidated Financial Statements.

CONSOLIDATED RESULTS OF OPERATIONS

Operating Summary

	2011	2010
Fee income and other	$3,802	$3,806
Earned premiums	234	260
Net investment income
Securities available-for-sale and other	2,580	2,621
Equity securities, trading [1]	(14)	238

Total net investment income	2,566	2,859
Net realized capital gains (losses)	1	(944)

Total revenues	6,603	5,981
Benefits, losses and loss adjustment expenses	3,107	2,948
Benefits, losses and loss adjustment expenses – returns credited on International unit – linked bonds and pension products [1]	(14)	238
Amortization of deferred policy acquisition costs and present value of future profits	474	161
Insurance operating costs and other expenses	3,048	1,750
Dividends to policyholders	17	21

Total benefits, losses and expenses	6,632	5,118

Income (loss) from continuing operations before income taxes	(29)	863
Income tax expense (benefit)	(273)	187

Income from continuing operations, net of tax	244	676
Income from discontinued operations, net of tax	—	31

Net income	244	707
Net income attributable to the noncontrolling interest	—	8

Net income attributable to Hartford Life Insurance Company	$244	$699

[1]	Net investment income includes investment income and mark-to-market effects of equity securities, trading, supporting international unit – linked bonds and pension products business, which are classified in net investment income with corresponding amounts credited to policyholders.

Year ended December 31, 2011 compared to the year ended December 31, 2010

Net income declined for the year ended December 31, 2011 due to losses from the affiliate modco reinsurance agreement and the third quarter Unlock, which resulted in an increase in DAC amortization and Benefits, losses and loss adjustment expenses. These expenses were partially offset by favorable net realized capital gains.

The affiliate modco reinsurance agreement decreased earnings by $893 for the year ended December 31, 2011 for a net loss of $(323), compared to net income of $570 in 2010. The most significant fluctuation of the modco agreement was within insurance operating costs and other expenses which is primarily a reflection of the change in reserves and hedging costs associated with the reinsured block of business. For further discussion on the affiliate modco reinsurance agreement see Note 16 of the Notes to Consolidated Financial Statements.

The Company recorded an Unlock charge of $104, after-tax, for 2011 compared to an Unlock benefit of $132, after-tax, for 2010. The charge in 2011 was attributable to actual separate account returns being below our aggregated estimated return and the impact of assumption updates. The Unlock benefit in 2010 was attributable to actual separate account returns being above our aggregated estimated return. For further discussion of Unlocks see the Critical Accounting Estimates within the MD&A.

Net realized gains (losses), excluding the impacts of the modco reinsurance agreement improved by $989 for the year ended December 31, 2011 compared to 2010 for a net realized loss of $501. For further discussion on the Net realized gains, see Net Realized Capital Gains (Losses) within the MD&A.

In addition to the income tax benefit recognized from the dividends received deduction, income tax expense (benefit) includes a $50 income tax benefit for the release of the income tax valuation allowance associated with investment realized capital losses for the year ended December 31, 2011. This valuation allowance was recorded during the third quarter of 2010. Also included in the income tax expense (benefit) for the year ended December 31, 2011 is a $52 income tax benefit related to a resolution of a tax matter with the Internal Revenue Service (“IRS”) for the computation of dividends received deduction for years 1998, 2000 and 2001. See Note 11 of the Notes to Consolidated Financial Statements for a reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes.

Income Taxes

The effective tax rates for 2011 and 2010 were 941% and 22%, respectively. The difference between the effective rate and the U.S. statutory rate of 35% for 2011 and 2010 was due principally to the separate account dividends received deduction (“DRD”). The DRD caused an increase in the tax benefit on the 2011 pre-tax loss and a decrease in the tax on the 2010 pre-tax income. The 2011 effective tax rate also includes a deferred tax asset valuation allowance decrease, and the 2010 effective tax rate includes a deferred tax asset valuation allowance increase.

The separate account DRD is estimated for the current year using information from the most recent return, adjusted for current year equity market performance and other appropriate factors, including estimated levels of corporate dividend payments and level of policy owner equity account balances. The actual current year DRD can vary from estimates based on, but not limited to, changes in eligible dividends received in the mutual funds, amounts of distributions from these mutual funds, amounts of short-term capital gains at the mutual fund level and the Company’s taxable income before the DRD. The Company recorded benefits of $201 and $145 related to the separate account DRD in the years ended December 31, 2011 and 2010, respectively. These amounts included benefits (charges) related to prior years’ tax returns of $3 and $(3) in 2011 and 2010, respectively. In addition, during 2011 the Company settled the separate account dividends received deduction (DRD) issue related to prior periods and recorded a $52 tax benefit.

In Revenue Ruling 2007-61, issued on September 25, 2007, the IRS announced its intention to issue regulations with respect to certain computational aspects of the DRD on separate account assets held in connection with variable annuity contracts. Revenue Ruling 2007-61 suspended Revenue Ruling 2007-54, issued in August 2007 that purported to change accepted industry and IRS interpretations of the statutes governing these computational questions. No regulations have been issued to date. Any regulations that the IRS may ultimately propose for issuance in this area will be subject to public notice and comment, at which time insurance companies and other members of the public will have the opportunity to raise legal and practical questions about the content, scope and application of such regulations. As a result, the ultimate timing and substance of any such regulations are unknown, but they could result in the elimination of some or all of the separate account DRD tax benefit that the Company receives. Management believes that it is highly likely that any such regulations would apply prospectively only.

The Company receives a foreign tax credit for foreign taxes paid including payments from its separate account assets. This credit reduces the company’s U.S. tax liability. The separate account foreign tax credit is estimated for the current year using information from the most recent filed return, adjusted for the change in the allocation of separate account investments to the international equity markets during the current year. The actual current year foreign tax credit can vary from the estimates due to actual foreign tax credits passed through from the mutual funds. The Company recorded benefits of $11and $4 related to separate account foreign tax credit in the years ended December 31, 2011 and 2010, respectively. These amounts included benefits (charges) related prior years’ tax returns of $2 and $(4) in 2011 and 2010, respectively.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ, and in the past has differed, from those estimates.

The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability:

•	estimated gross profits used in the valuation and amortization of assets and liabilities associated with variable annuity and other universal life-type contracts;

•	living benefits required to be fair valued (in other policyholder funds and benefits payable);

•	valuation of investments and derivative instruments;

•	evaluation of other-than-temporary impairments on available-for-sale securities and valuation allowances on mortgage loans;

•	goodwill impairment;

•	valuation allowance on deferred tax assets; and

•	contingencies relating to corporate litigation and regulatory matters.

Certain of these estimates are particularly sensitive to market conditions, and deterioration and/or volatility in the worldwide debt or equity markets could have a material impact on the Consolidated Financial Statements. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.

Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts

Estimated gross profits (“EGPs”) are used in the amortization of: the Company’s deferred policy acquisition cost (“DAC”) asset, which includes the present value of future profits; sales inducement assets (“SIA”); and unearned revenue reserves (“URR”). See Note 1 and Note 6 of the Notes to Consolidated Financial Statements for additional information on DAC. See Note 9 of the Notes to Consolidated Financial Statements for additional information on SIA. EGPs are also used in the valuation of reserves for death and other insurance benefit features on variable annuity and universal life-type contracts. See Note 8 of the Notes to Consolidated Financial Statements for additional information on death and other insurance benefit feature reserves.

For most contracts, the Company estimates gross profits over 20 years as EGPs emerging subsequent to that timeframe are immaterial. Products sold in a particular year are aggregated into cohorts. Future gross profits for each cohort are projected over the estimated lives of the underlying contracts, based on future account value projections for variable annuity and variable universal life products. The projection of future account values requires the use of certain assumptions including: separate account returns; separate account fund mix; fees assessed against the contract holder’s account balance; surrender and lapse rates; interest margin; mortality; and hedging costs. Changes in these assumptions and, in addition, changes to other policyholder behavior assumptions such as resets, partial surrenders, reaction to price increases, and asset allocations causes EGPs to fluctuate which impacts earnings.

The Company determines EGPs from a single deterministic reversion to mean (“RTM”) separate account return projection which is an estimation technique commonly used by insurance entities to project future separate account returns. Through this estimation technique, the Company’s DAC model is adjusted to reflect actual account values at the end of each quarter. Through a consideration of recent market returns, the Company will unlock, or adjust, projected returns over a future period so that the account value returns to the long-term expected rate of return, providing that those projected returns do not exceed certain caps or floors. This DAC Unlock, for future separate account returns, is determined each quarter. Under RTM, the expected long term rate of return is 8.3%.

In the third quarter of each year, the Company completes a comprehensive non-market related policyholder behavior assumption study and incorporates the results of those studies into its projection of future gross profits. Additionally, throughout the year, the Company evaluates various aspects of policyholder behavior and periodically revises its policyholder assumptions as credible emerging data indicates that changes are warranted. Upon completion of the assumption study or evaluation of credible new information, the Company will revise its assumptions to reflect its current best estimate. These assumption revisions will change the projected account values and the related EGPs in the DAC, SIA and URR amortization models, as well as the death and other insurance benefit reserving model.

All assumption changes that affect the estimate of future EGPs including: the update of current account values; the use of the RTM estimation technique; and policyholder behavior assumptions, are considered an Unlock in the period of revision. An Unlock adjusts DAC, SIA, URR and death and other insurance benefit reserve balances in the Consolidated Balance Sheets with an offsetting benefit or charge in the Consolidated Statements of Operations in the period of the revision. An Unlock that results in an after-tax benefit generally occurs as a result of actual experience or future expectations of product profitability being favorable compared to previous estimates. An Unlock that results in an after-tax charge generally occurs as a result of actual experience or future expectations of product profitability being unfavorable compared to previous estimates.

EGPs are also used to determine the expected excess benefits and assessments included in the measurement of death and other insurance benefit reserves. These excess benefits and assessments are derived from a range of stochastic scenarios that have been calibrated to the Company’s RTM separate account returns. The determination of death and other insurance benefit reserves is also impacted by discount rates, lapses, volatilities and mortality assumptions and benefit utilization, including assumptions around annuitization rates.

An Unlock revises EGPs, on a quarterly basis, to reflect market updates of policyholder account value and the Company’s current best estimate assumptions. Modifications to the Company’s hedging programs may impact EGPs, and correspondingly impact DAC recoverability. After each quarterly Unlock, the Company also tests the aggregate recoverability of DAC by comparing the DAC balance to the present value of future EGPs. As of December 31, 2011, the margin between the DAC balance and the present value of future EGPs for U.S. individual variable annuities was 15%, reflective of the reinsurance of a block of individual variable annuities with an affiliated captive reinsurer. If the margin between the DAC asset and the present value of future EGPs is exhausted, then further reductions in EGPs would cause portions of DAC to be unrecoverable and the DAC asset would be written down to equal future EGPs.

In 2009, a subsidiary of HLIC, Hartford Life and Annuity Insurance Company (“HLAI”) entered into a reinsurance agreement with an affiliated captive reinsurer, White River Life Reinsurance Company (“the affiliated captive reinsurer” or “WRR”). This agreement provides that HLAI will cede, and WRR will reinsure 100% of the in-force and prospective U.S. variable annuities and the associated GMDB and GMWB riders. This transaction resulted in an Unlock charge of approximately $1.8 billion, pre-tax, and approximately $1.2 billion, after-tax, as the related EGP’s were ceded to the affiliate. See Note 16 of the Notes to Consolidated Financial Statements for further information on the transaction.

Unlocks

The after-tax (charge) benefit to net income (loss) by asset and liability as a result of the Unlocks for 2011, 2010 and 2009 were:

For the year ended December 31, 2011

Segment After-tax (Charge) Benefit	DAC	URR	Death and Insurance Benefit Reserves	SIA	Total
Individual Annuity	$(20)	$—	$—	$(2)	$(22)
Individual Life	(37)	20	(40)	—	(57)
Retirement Plans	(28)	—	—	(1)	(29)
Runoff Operations	(3)	—	5	2	4

Total	$(88)	$20	$(35)	$(1)	$(104)

The Unlock charge for the year ended December 31, 2011 was driven primarily by assumption changes which reduced expected future gross profits including additional costs associated with implementing the U.S. variable annuity macro hedge program, as well as actual separate account returns below our aggregated estimated return.

For the year ended December 31, 2010

Segment After-tax (Charge) Benefit	DAC	URR	Death and Insurance Benefit Reserves	SIA	Total
Individual Annuity	$65	$—	$39	$2	$106
Individual Life	18	5	1	(1)	23
Retirement Plans	6	—	—	—	6
Runoff Operations	(3)		(1)	1	(3)

Total	$86	$5	$39	$2	$132

The Unlock benefit for the year ended December 31, 2010 was driven primarily by actual separate account returns above our aggregated estimated return and the impacts of assumption updates.

For the year ended December 31, 2009

Segment After-tax (Charge) Benefit	DAC	URR	Death and Insurance Benefit Reserves	SIA	Total
Individual Annuity	$(1,713)	$78	$(159)	$(180)	$(1,974)
Individual Life	(76)	54	(4)	—	(26)
Retirement Plans	(30)	—	—	(1)	(31)
Runoff Operations	(2)	6	(16)	(8)	(20)

Total	$(1,821)	$138	$(179)	$(189)	$(2,051)

The Unlock charge for the year ended December 31, 2009 was driven primarily by approximately $(1.2) billion related to reinsurance of a block of in-force and prospective U.S. variable annuities and the associated GMDB and GMWB riders with an affiliated captive reinsurer, as well as actual separate account returns significantly below our aggregated estimated return for the first quarter of 2009, partially offset by actual returns greater than our aggregated estimated return for the period from April 1, 2009 to December 31, 2009.

Living Benefits Required to be Fair Valued (in Other Policyholder Funds and Benefits Payable)

Fair values for direct, assumed and ceded GMWB, GMIB and GMAB contracts are calculated based upon internally developed models because active, observable markets do not exist for those items. The fair value of those guaranteed benefit liabilities classified as embedded derivatives, and the related reinsurance and customized freestanding derivatives is calculated as an aggregation of the following components: Best Estimate Claims Costs; Credit Standing Adjustment; and Margins. The resulting aggregation is reconciled or calibrated, if necessary, to market information that is, or may be, available to the Company, but may not be observable by other market participants, including reinsurance discussions and transactions. The Company believes the aggregation of each of these components, as necessary and as reconciled or calibrated to the market information available to the Company, results in an amount that the Company would be required to transfer, or receive, to or from market participants in an active liquid market, if one existed, for those market participants to assume the risks associated with the guaranteed minimum benefits and the related reinsurance and customized derivatives. The fair value is likely to materially diverge from the ultimate settlement of the liability as the Company believes settlement will be based on our best estimate assumptions rather than those best estimate assumptions plus risk margins. In the absence of any transfer of the guaranteed benefit liability to a third party, the release of risk margins is likely to be reflected as realized gains in future periods’ net income. For further discussion on the impact of fair value changes from living benefits see Note 3 of the Notes to Consolidated Financial Statements and for a discussion on the sensitivities of certain living benefits due to capital market factors see Variable Product Guarantee Risks and Risk Management.

Valuation of Investments and Derivative Instruments

The fair value of AFS securities, fixed maturities, at fair value using the fair value option (“FVO”), equity securities, trading, and short-term investments in an active and orderly market (i.e., not distressed or forced liquidation) is determined by management after considering one of three primary sources of information: third-party pricing services, independent broker quotations or pricing matrices. Security pricing is applied using a “waterfall” approach whereby prices are first sought from third-party pricing services, the remaining unpriced securities are submitted to independent brokers for prices, or lastly, securities are priced using a pricing matrix. Typical inputs used by these pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows and prepayments speeds. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third-party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recent reported trades, the third party pricing services and brokers may use matrix or model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at an estimated market rate. For further discussion, see the Available-for-Sale, Fixed Maturities, FVO, Equity Securities, Trading, and Short-Term Investments Section in Note 3 of the Notes to Consolidated Financial Statements.

The Company has analyzed the third-party pricing services valuation methodologies and related inputs, and has also evaluated the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy level based upon trading activity and the observability of market inputs. For further discussion of fair value measurement, see Note 3 of the Notes to Consolidated Financial Statements.

Valuation of Derivative Instruments, excluding embedded derivatives within liability contracts and reinsurance related derivatives

Derivative instruments are reported on the Consolidated Balance Sheets at fair value and are reported in Other Investments and Other Liabilities. The fair value of derivative instruments is determined using pricing valuation models, which utilize market data inputs or independent broker quotations. Excluding embedded and reinsurance related derivatives, as of December 31, 2011 and 2010, 98% and 97%, respectively, of derivatives based upon notional values, were priced by valuation models, which utilize independent market data. The remaining derivatives were priced by broker quotations. The derivatives are valued using mid-market level inputs that are predominantly observable in the market with the exception of the customized swap contracts that hedge guaranteed minimum withdrawal benefits (“GMWB”) liabilities. Inputs used to value derivatives include, but are not limited to, swap interest rates, foreign currency forward and spot rates, credit spreads and correlations, interest and equity volatility and equity index levels. The Company performs a monthly analysis on derivative valuations which includes both quantitative and qualitative analysis. Examples of procedures performed include, but are not limited to, review of pricing statistics and trends, back testing recent trades, analyzing the impacts of changes in the market environment, and review of changes in market value for each derivative including those derivatives priced by brokers. For further discussion, see the Derivative Instruments, including embedded derivatives within the investments section in Note 3 of the Notes to Consolidated Financial Statements.

Evaluation of Other-Than-Temporary Impairments on Available-for-Sale Securities and Valuation Allowances on Mortgage Loans

The Company has a monitoring process overseen by a committee of investment and accounting professionals that identifies investments that are subject to an enhanced evaluation on a quarterly basis to determine if an other-than-temporary impairment (“impairment”) is present for AFS securities or a valuation allowance is required for mortgage loans. This evaluation is a quantitative and qualitative process, which is subject to risks and uncertainties. For further discussion of the accounting policies, see the Significant Investment Accounting Policies Section in Note 4 of the Notes to Consolidated Financial Statements. For a discussion of impairments recorded, see the Other-Than-Temporary Impairments within the Investment Portfolio Risks and Risk Management section of the MD&A.

Goodwill Impairment

Goodwill balances are reviewed for impairment at least annually or more frequently if events occur or circumstances change that would indicate that a triggering event for a potential impairment has occurred. During the fourth quarter of 2011, the Company changed the date of its annual impairment test for all of the parent company’s reporting units to October 31st from January 1st. As a result, all reporting units performed an impairment test on October 31, 2011 in addition to the annual impairment test performed January 1, 2011. The change was made to be consistent across all reporting units and to more closely align the impairment testing date with the long-range planning and forecasting process. The Company has determined that this change in accounting principle is preferable under the circumstances and does not result in any delay, acceleration or avoidance of impairment. As it was impracticable to objectively determine projected cash flows and related valuation estimates as of each October 31 for periods prior to October 31, 2011 without applying information that has been learned since those periods, the Company has prospectively applied the change in the annual goodwill impairment testing date from October 31, 2011.

The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit’s goodwill exceeds the implied goodwill value, an impairment loss is recognized in an amount equal to that excess.

Management’s determination of the fair value of each reporting unit incorporates multiple inputs into discounted cash flow calculations including assumptions that market participants would make in valuing the reporting unit. Assumptions include levels of economic capital, future business growth, earnings projections, assets under management for certain reporting units and the weighted average cost of capital used for purposes of discounting. Decreases in the amount of economic capital allocated to a reporting unit, decreases in business growth, decreases in earnings projections and increases in the weighted average cost of capital will all cause a reporting unit’s fair value to decrease.

A reporting unit is defined as an operating segment or one level below an operating segment. Most of the Company’s reporting units, for which goodwill has been allocated, are equivalent to the Company’s operating segments as there is no discrete financial information available for the separate components of the segment or all of the components of the segment have similar economic characteristics. In 2011 and 2010, The Hartford changed its reporting segments with no change to reporting units. The variable life, universal life and term life components have been aggregated into one reporting unit of Individual Life; and the 401(k), 457 and 403(b) components of Retirement Plans have been aggregated into one reporting unit; the retail mutual funds component of Mutual Funds has been aggregated into one reporting unit.

The carrying amount of goodwill has been allocated to the following reporting units:

	December 31, 2011	December 31, 2010
Individual Life	$224	$224
Retirement Plans	87	87
Mutual Funds	159	159

Total	$470	$470

The Company completed its annual goodwill assessment for the individual reporting units on January 1, 2011 and October 31, 2011, which resulted in no impairment of goodwill. All reporting units passed the first step of both impairment tests with a significant margin.

See Note 7 of the Notes to Consolidated Financial Statements for information on the results of goodwill impairment tests performed in 2010 and 2009.

Valuation Allowance on Deferred Tax Assets

Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized if there is no change in tax law. Under U.S. GAAP, we test the value of deferred tax assets for impairment on a quarterly basis at the entity level within each tax jurisdiction, consistent with our filed tax returns. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions. In evaluating the ability to recover deferred tax assets, we have considered all available evidence as of December 31, 2011 including past operating results, the existence of cumulative losses in the most recent years, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies. In the event we determine it is not more likely than not that we will be able to realize all or part of our deferred tax assets in the future, an increase to the valuation allowance would be charged to earnings in the period such determination is made. Likewise, if it is later determined that it is more likely than not that those deferred tax assets would be realized, the previously provided valuation allowance would be reversed. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance and specific industry and investment market conditions.

The Company recorded a deferred tax asset valuation allowance that is adequate to reduce the total deferred tax asset to an amount that will more likely than not be realized. The deferred tax asset valuation allowance was $78, relating mostly to foreign net operating losses, as of December 31, 2011 and $131 as of December 31, 2010. In assessing the need for a valuation allowance, management considered future taxable temporary difference reversals, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in open carryback years, as well as other tax planning strategies. These tax planning strategies include holding a portion of debt securities with market value losses until recovery, selling appreciated securities to offset capital losses, business considerations such as asset-liability matching, and the sales of certain corporate assets. Management views such tax planning strategies as prudent and feasible and will implement them, if necessary, to realize the deferred tax asset. Based on the availability of additional tax planning strategies identified in the second quarter of 2011, the Company released $56, or 100% of the valuation allowance associated with investment realized capital losses. Future economic conditions and debt market volatility, including increases in interest rates, can adversely impact the Company’s tax planning strategies and in particular the Company’s ability to utilize tax benefits on previously recognized realized capital losses.

Contingencies Relating to Corporate Litigation and Regulatory Matters

Management evaluates each contingent matter separately. A loss is recorded if probable and reasonably estimable. Management establishes reserves for these contingencies at its “best estimate,” or, if no one number within the range of possible losses is more probable than any other, the Company records an estimated reserve at the low end of the range of losses.

The Company has a quarterly monitoring process involving legal and accounting professionals. Legal personnel first identify outstanding corporate litigation and regulatory matters posing a reasonable possibility of loss. These matters are then jointly reviewed by accounting and legal personnel to evaluate the facts and changes since the last review in order to determine if a provision for loss should be recorded or adjusted, the amount that should be recorded, and the appropriate disclosure. The outcomes of certain contingencies currently being evaluated by the Company, which relate to corporate litigation and regulatory matters, are inherently difficult to predict, and the reserves that have been established for the estimated settlement amounts are subject to significant changes. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of provisions made for estimated losses, will not be material to the consolidated financial condition of the Company. In view of the uncertainties regarding the outcome of these matters, as well as the tax-deductibility of payments, it is possible that the ultimate cost to the Company of these matters could exceed the reserve by an amount that would have a material adverse effect on the Company’s consolidated results of operations and liquidity in a particular quarterly or annual period.

INVESTMENT RESULTS

Composition of Invested Assets

	December 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
Fixed maturities, AFS, at fair value	$47,778	76.0%	$44,834	78.7%
Fixed maturities, at fair value using the fair value option	1,317	2.1%	639	1.1%
Equity securities, AFS, at fair value	398	0.6%	340	0.6%
Mortgage loans	4,182	6.7%	3,244	5.7%
Policy loans, at outstanding balance	1,952	3.1%	2,128	3.7%
Limited partnerships and other alternative investments	1,376	2.2%	838	1.5%
Other investments [1]	1,974	3.1%	1,461	2.6%
Short-term investments	3,882	6.2%	3,489	6.1%

Total investments excluding equity securities, trading	62,859	100.0%	56,973	100.0%
Equity securities, trading, at fair value [2]	1,967		2,279

Total investments	$64,826		$59,252

[1]	Primarily relates to derivative instruments.
[2]	These assets primarily support the European variable annuity business. Changes in these balances are also reflected in the respective liabilities.

Total investments increased since December 31, 2010 primarily due to increases in fixed maturities, AFS, mortgage loans and fixed maturities at fair value using the fair value option (“FVO”), partially offset by a decline in equity securities, trading. The increase in fixed maturities, AFS, was largely the result of improved valuations as a result of declining interest rates, partially offset by credit spread widening. The increase in mortgage loans related to the funding of commercial whole loans and the increase in fixed maturities, FVO, related to purchases of foreign government securities to support yen-based fixed annuity liabilities. These increases were partially offset by a decline in equity securities, trading, primarily due to deteriorations in market performance of the underlying investments and net outflows, partially offset by the Japanese yen strengthening in comparison to the euro.

Net Investment Income (Loss)

	For the years ended December 31,
	2011		2010
	Amount	Yield [1]	Amount	Yield [1]
Fixed maturities [2]	$1,941	4.3%	$1,977	4.4%
Equity securities, AFS	10	2.6%	14	3.7%
Mortgage loans	206	5.5%	199	5.5%
Policy loans	128	6.1%	129	6.1%
Limited partnerships and other alternative investments	143	15.1%	121	16.7%
Other [3]	226		253
Investment expense	(74)		(72)

Total securities AFS and other	$2,580	4.6%	$2,621	4.6%
Equity securities, trading	(14)		238

Total net investment income (loss), before-tax	$2,566		$2,859

Total securities, AFS and other excluding limited partnerships and other alternative investments	$2,437	4.4%	$2,500	4.4%

[1]	Yields calculated using annualized investment income before investment expenses divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding consolidated variable interest entity noncontrolling interests. Included in the fixed maturity yield is Other, which primarily relates to derivatives (see footnote [3] below). Included in the total net investment income yield is investment expense.
[2]	Includes net investment income on short-term investments.
[3]	Includes income from derivatives that qualify for hedge accounting and hedge fixed maturities.

Year ended December 31, 2011 compared to the year ended December 31, 2010

Total net investment income declined largely due to equity securities, trading, resulting from a market decline of the underlying investment funds supporting the Japanese variable annuity product and net outflows, partially offset by the Japanese yen strengthening in comparison to the euro. Also contributing to the decline was lower income on fixed maturities resulting from the proceeds from sales being reinvested at lower rates. These declines were partially offset by an increase in limited partnership and other alternative investment income due to additional allocations to this asset class and strong private equity and real estate returns, as well as an increase in mortgage loan income due to additional investments in commercial whole loans. The Company’s expectation for 2012, based on the current interest rate and credit environment, is that reinvestment rates will be slightly lower than maturing securities; however, the Company has increased its investment in certain higher yielding asset classes, such as commercial mortgage loans and a modest amount of high-yield securities. Therefore, the Company expects the 2012 portfolio yield, excluding limited partnerships, to be relatively consistent with 2011.

Net Realized Capital Gains (Losses)

	For the years ended December 31,
	2011	2010
Gross gains on sales	$405	$486
Gross losses on sales	(200)	(336)
Net OTTI losses recognized in earnings	(125)	(336)
Valuation allowances on mortgage loans	25	(108)
Japanese fixed annuity contract hedges, net [1]	3	27
Periodic net coupon settlements on credit derivatives/Japan	—	(3)
Results of variable annuity hedge program
U.S. GMWB derivatives, net	(397)	89
U.S. macro hedge program	(216)	(445)

Total U.S. program	(613)	(356)
International program	723	(13)

Total results of variable annuity hedge program	110	(369)
GMAB/GMWB/GMIB reinsurance	(326)	(769)
Coinsurance and modified coinsurance reinsurance contracts	373	284
Other, net [2]	(264)	180

Net realized capital gains (losses), before-tax	$1	$(944)

[1]	Relates to the Japanese fixed annuity product (adjustment of product liability for changes in spot currency exchange rates, related derivative hedging instruments, excluding net period coupon settlements, and Japan FVO securities).
[2]	Primarily consists of losses on non-qualifying derivatives and fixed maturities, FVO, Japan 3Win related foreign currency swaps and other investment gains and losses.

Details on the Company’s net realized capital gains and losses are as follows:

Gross gains and losses on sales

•      Gross gains and losses on sales for the year ended December 31, 2011 were predominately from investment grade corporate securities, U.S. Treasuries and commercial real estate related securities. These sales were the result of reinvestment into spread product well-positioned for modest economic growth, as well as the purposeful reduction of certain exposures.

•      Gross gains and losses on sales for the year ended December 31, 2010 were predominantly from sales of investment grade corporate securities in order to take advantage of attractive market opportunities, as well as sales of U.S. Treasuries related to tactical repositioning of the portfolio.

Net OTTI losses	• For further information, see Other-Than-Temporary Impairments within the Investment Portfolio Risks and Risk Management section of the MD&A.

Valuation allowances on mortgage loans	• For further information, see Valuation Allowances on Mortgage Loans within the Investment Portfolio Risks and Risk Management section of the MD&A.

Variable annuity hedge program

•      For the year ended December 31, 2011, the loss on U.S. GMWB related derivatives, net, was primarily due to a decrease in long-term interest rates that resulted in a charge of ($283) and a higher interest rate volatility that resulted in a charge of ($84). The loss on the U.S. macro hedge program for the year ended December 31, 2011 was primarily driven by time decay and a decrease in equity market volatility since the purchase date of certain options during the fourth quarter. The gain associated with the international program for the year ended December 31, 2011 was primarily driven by the Japanese yen strengthening, lower global equity markets, and a decrease in interest rates.

•      For the year ended December 31, 2010, the gain on U.S. GMWB derivatives, net, was primarily due to liability model assumption updates of $159 and lower implied market volatility of $118, and outperformance of the underlying actively managed funds as compared to their respective indices of $104, partially offset by losses due to a general decrease in long-term rates of ($158) and rising equity markets of ($90). The net loss on the U.S. macro hedge program was primarily the result of a higher equity market valuation and the impact of trading activity.

Other, net

•      Other, net loss for the year ended December 31, 2011, was primarily due to losses of ($123) on credit derivatives and fair value option securities driven by credit spread widening and losses of ($73) on equity futures and options used to hedge equity market risk in the investment portfolio due to an increase in the equity market during the hedged period. Also included were losses of ($69) on Japan 3Win foreign currency swaps primarily driven by a decrease in long-term U.S. interest rates.

•      Other, net gains for the year ended December 31, 2010 was primarily due to gains of $190 on credit derivatives and fair value option securities driven by credit spreads tightening.

ENTERPRISE RISK MANAGEMENT

The Company’s risk management function is part of The Hartford’s overall risk management program. The Hartford maintains an enterprise risk management function (“ERM”) that is charged with providing analysis of The Hartford’s risks on an individual and aggregated basis and with ensuring that The Hartford’s risks remain within its risk appetite and tolerances. The Hartford has established the Enterprise Risk and Capital Committee (“ERCC”) that includes The Hartford’s CEO, Chief Financial Officer (“CFO”), Chief Investment Officer (“CIO”), Chief Risk Officer, the divisional Presidents and the General Counsel. The ERCC is responsible for managing The Hartford’s risks and overseeing the enterprise risk management program.

Financial Risk Management

The Company is exposed to financial risk associated with changes in interest rates, credit spreads including issuer defaults, equity prices or market indices, and foreign currency exchange rates. The Company is also exposed to credit and counterparty repayment risk. Derivative instruments are utilized in compliance with established Company policy and regulatory requirements and are monitored internally and reviewed by senior management.

Interest Rate Risk

Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities arising from movements in interest rates. Interest rate risk encompasses exposures with respect to changes in the level of interest rates, the shape of the term structure of rates and the volatility of interest rates. Interest rate risk does not include exposure to changes in credit spreads. The Company has exposure to interest rates arising from its fixed income securities, interest sensitive liabilities and discount rate assumptions associated with the Hartford’s pension and other post retirement benefit obligations.

An increase in interest rates from current levels is generally a favorable development for the Company. Rate increases are expected to provide additional net investment income, increase sales of fixed rate investment products, reduce the cost of the variable annuity hedging program, limit the potential risk of margin erosion due to minimum guaranteed crediting rates in certain products and, if sustained, could reduce the Company’s prospective pension expense. Conversely, a rise in interest rates will reduce the fair value of the investment portfolio, increase interest expense on the Company’s variable rate debt obligations and, if long-term interest rates rise dramatically within a six to twelve month time period, certain businesses may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders will surrender their contracts in a rising interest rate environment requiring the Company to liquidate assets in an unrealized loss position. In conjunction with the interest rate risk measurement and management techniques, certain fixed income product offerings have market value adjustment provisions at contract surrender. An increase in interest rates may also impact the Company’s tax planning strategies and in particular its ability to utilize tax benefits to offset certain previously recognized realized capital losses.

A decline in interest rates results in certain mortgage-backed securities being more susceptible to paydowns and prepayments. During such periods, the Company generally will not be able to reinvest the proceeds at comparable yields. Lower interest rates will also likely result in lower net investment income, increased hedging cost associated with variable annuities and, if declines are sustained for a long period of time, it may subject the Company to reinvestment risks, higher pension costs expense and possibly reduced profit margins associated with guaranteed crediting rates on certain products. Conversely, the fair value of the investment portfolio will increase when interest rates decline and the Company’s interest expense will be lower on its variable rate debt obligations.

The Company manages its exposure to interest rate risk by constructing investment portfolios that maintain asset allocation limits and asset/liability duration matching targets which may include the use of derivatives. The Company analyzes interest rate risk using various models including parametric models and cash flow simulation under various market scenarios of the liabilities and their supporting investment portfolios, which may include derivative instruments. Measures the Company uses to quantify its exposure to interest rate risk inherent in its invested assets and interest rate sensitive liabilities include duration, convexity and key rate duration. Duration is the price sensitivity of a financial instrument or series of cash flows to a parallel change in the underlying yield curve used to value the financial instrument or series of cash flows. For example, a duration of 5 means the price of the security will change by approximately 5% for a 100 basis point change in interest rates. Convexity is used to approximate how the duration of a security changes as interest rates change in a parallel manner. Key rate duration analysis measures the price sensitivity of a security or series of cash flows to each point along the yield curve and enables the Company to estimate the price change of a security assuming non-parallel interest rate movements.

To calculate duration, convexity, and key rate durations, projections of asset and liability cash flows are discounted to a present value using interest rate assumptions. These cash flows are then revalued at alternative interest rate levels to determine the percentage change in fair value due to an incremental change in the entire yield curve for duration and convexity, or a particular point on the yield curve for key rate duration. Cash flows from corporate obligations are assumed to be consistent with the contractual payment streams on a yield to worst basis. Yield to worst is a basis that represents the lowest potential yield that can be received without the issuer actually defaulting. The primary assumptions used in calculating cash flow projections include expected asset payment streams taking into account prepayment speeds, issuer call options and contract holder behavior. Mortgage-backed and asset-backed securities are modeled based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed by incorporating collateral surveillance and anticipated future market dynamics. Actual prepayment experience may vary from these estimates.

The Company is also exposed to interest rate risk based upon the discount rate assumption associated with The Hartford’s pension and other postretirement benefit obligations. The discount rate assumption is based upon an interest rate yield curve comprised of bonds rated Aa with maturities primarily between zero and thirty years. For further discussion of interest rate risk associated with the benefit obligations, Note 14 of the Notes to Consolidated Financial Statements.

The investments and liabilities primarily associated with interest rate risk are included in the following discussion. Certain product liabilities, including those containing GMWB, GMIB, GMAB, or GMDB, expose the Company to interest rate risk but also have significant equity risk. These liabilities are discussed as part of the Equity Risk section below.

Fixed Maturity Investments

The Company’s investment portfolios primarily consist of investment grade fixed maturity securities. The fair value of these investments was $49.1 billion and $45.5 billion at December 31, 2011 and 2010, respectively. The fair value of these and other invested assets fluctuates depending on the interest rate environment and other general economic conditions. The weighted average duration of the fixed maturity portfolio was approximately 5.4 years and 5.2 years as of December 31, 2011 and 2010, respectively.

Liabilities

The Company’s investment contracts and certain insurance product liabilities, other than non-guaranteed separate accounts, include asset accumulation vehicles such as fixed annuities, guaranteed investment contracts, other investment and universal life-type contracts and certain insurance products such as long-term disability.

Asset accumulation vehicles primarily require a fixed rate payment, often for a specified period of time, such as fixed rate annuities with a market value adjustment feature. The term to maturity of these contracts generally range from less than one year to ten years. In addition, certain products such as universal life contracts and the general account portion of variable annuity products, credit interest to policyholders subject to market conditions and minimum interest rate guarantees. The term to maturity of the asset portfolio supporting these products may range from short to intermediate.

While interest rate risk associated with many of these products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.

The Company also manages the risk of certain insurance liabilities similarly to investment type products due to the relative predictability of the aggregate cash flow payment streams. Products in this category may contain significant reliance upon actuarial (including mortality and morbidity) pricing assumptions and do have some element of cash flow uncertainty. Product examples include structured settlement contracts, and on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon). The cash outflows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated, or interest rate levels may deviate from those assumed in product pricing, ultimately resulting in an investment return lower than that assumed in pricing. The average duration of the liability cash flow payments can range from less than one year to in excess of fifteen years.

Derivatives

The Company utilizes a variety of derivative instruments to mitigate interest rate risk. Interest rate swaps are primarily used to convert interest receipts or payments to a fixed or variable rate. The use of such swaps enables the Company to customize contract terms and conditions to customer objectives and manage the interest rate risk profile within established tolerances. Interest rate swaps are also used to hedge the variability in the cash flow of a forecasted purchase or sale of fixed rate securities due to changes in interest rates. Forward rate agreements are used to convert interest receipts on floating-rate securities to fixed rates. These derivatives are used to lock in the forward interest rate curve and reduce income volatility that results from changes in interest rates. Interest rate caps, floors, swaptions, and futures may be used to manage portfolio duration.

At December 31, 2011 and 2010, notional amounts pertaining to derivatives utilized to manage interest rate risk totaled $13.6 billion and $14.2 billion, respectively ($13.3 billion and $13.8 billion, respectively, related to investments and $0.3 billion and $0.4 billion, respectively, related liabilities). The fair value of these derivatives was ($237) and ($158) as of December 31, 2011 and 2010, respectively.

Interest Rate Sensitivity

The before-tax change in the net economic value of investment contracts (e.g., fixed annuity contracts) and certain insurance product liabilities for which the payment rates are fixed at contract issuance and the investment experience is substantially absorbed by the Company’s operations, along with the corresponding invested assets are included in the following table. Also included in this analysis are the interest rate sensitive derivatives used by the Company to hedge its exposure to interest rate risk in the investment portfolios supporting these contracts. This analysis does not include the assets and corresponding liabilities of certain insurance products such as whole and term life insurance, and certain life contingent annuities. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments are accounted for under the equity method and generally lack sensitivity to interest rate changes. Separate account assets and liabilities, equity securities, trading and the corresponding liabilities associated with the variable annuity products sold in Europe are excluded from the analysis because gains and losses in separate accounts accrue to policyholders.

The calculation of the estimated hypothetical change in net economic value below assumes a 100 basis point upward and downward parallel shift in the yield curve.

	Change in Net Economic Value as of December 31,
	2011		2010
Basis point shift	- 100	+100	- 100	+100

Amount	$(460)	$266	$(184)	$99

The fixed liabilities included above represented approximately 52% and 58% of the Company’s general account liabilities as of December 31, 2011 and 2010, respectively. The assets supporting the fixed liabilities are monitored and managed within set duration guidelines, and are evaluated on a daily basis, as well as annually using scenario simulation techniques in compliance with regulatory requirements.

The following table provides an analysis showing the estimated before-tax change in the fair value of the Company’s fixed maturity investments and related derivatives, not included in the table above, assuming 100 basis point upward and downward parallel shifts in the yield curve as of December 31, 2011 and 2010. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments are accounted for under the equity method and generally lack sensitivity to interest rate changes.

	Change in Fair Value as of December 31,
	2011		2010
Basis point shift	- 100	+100	- 100	+100

Amount	$1,669	$(1,476)	$1,406	$(1,275)

The selection of the 100 basis point parallel shift in the yield curve was made only as an illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis. The Company’s sensitivity analysis calculation assumes that the composition of invested assets and liabilities remain materially consistent throughout the year and that the current relationship between short-term and long-term interest rates will remain constant over time. As a result, these calculations may not fully capture the impact of portfolio re-allocations, significant product sales or non-parallel changes in interest rates.

Equity Risk

Equity risk is defined as the risk of financial loss due to changes in the value of global equities or equity indices. The Company has exposure to equity risk from assets under management, embedded derivatives within the Company’s variable annuities and assets that support the Company’s pension plans. Equity Risk on the Company’s Variable Annuity products is mitigated through various hedging programs. For further information see the Variable Annuity Hedging Program Section.

The Company does not have significant equity risk exposure from invested assets. The Company’s exposure to equity risk includes the potential for lower earnings associated with certain of its businesses such as variable annuities where fee income is earned based upon the fair value of the assets under management. For further discussion of equity risk, see the Variable Product Guarantee Risk and Risk Management section. In addition, the Company offers certain guaranteed benefits, primarily associated with variable annuity products, which increases the Company’s potential benefit exposure as the equity markets decline.

Foreign Currency Exchange Risk

Foreign currency exchange risk is defined as the risk of financial loss due to changes in the relative value between currencies. The Company’s foreign currency exchange risk is related to non-U.S. dollar denominated liability contracts, including its GMDB, GMAB, GMWB and GMIB benefits associated with its reinsurance of Japanese variable annuities and direct U.K. variable annuities, the investment in and net income of the Japanese and U.K. operations, non-U.S. dollar denominated investments, which primarily consist of fixed maturity investments, and a yen denominated individual fixed annuity product. In addition, the Company’s issued non-U.S. dollar denominated funding agreement liability contracts. A portion of the Company’s foreign currency exposure is mitigated through the use of derivatives.

The company manages the market risk, including foreign currency exchange risk, associated with the guaranteed benefits related to the Japanese and U.K. variable annuities through its comprehensive International Hedge Program. For more information on the International Hedge Program, including the foreign currency exchange risk sensitivity analysis, see the Variable Product Guarantee Risks and Risk Management section.

In order to manage the currency exposure related to non-U.S. dollar denominated investments and the non-U.S. dollar denominated funding agreement liability contracts, the Company enters into foreign currency swaps and forwards to hedge the variability in cash flows or fair value. These foreign currency swap and forward agreements are structured to match the foreign currency cash flows of the hedged foreign denominated securities and liabilities.

The yen denominated individual fixed annuity product was written by Hartford Life Insurance KK (“HLIKK”), a Japanese affiliate of the Company, and ceded to the Company. During 2009, the Company suspended new sales of the Japan business. The underlying investment involves investing in U.S. securities markets, which offer favorable credit spreads. The yen denominated fixed annuity product (“yen fixed annuities”) is recorded in the consolidated balance sheets with invested assets denominated in dollars while policyholder liabilities are denominated in yen and converted to U.S. dollars based upon the December 31 yen to U.S. dollar spot rate. The difference between U.S. dollar denominated investments and yen denominated liabilities exposes the Company to currency risk. The Company manages this currency risk associated with the yen fixed annuities primarily with pay variable U.S. dollar and receive fixed yen currency swaps.

Although economically an effective hedge, a divergence between the yen denominated fixed annuity product liability and the currency swaps exists primarily due to the difference in the basis of accounting between the liability and the derivative instruments (i.e. historical cost versus fair value). The yen denominated fixed annuity product liabilities are recorded on a historical cost basis and are only adjusted for changes in foreign spot rates and accrued income. The currency swaps are recorded at fair value, incorporating changes in value due to changes in forward foreign exchange rates, interest rates and accrued income. A portion of the Company’s foreign currency exposure is mitigated through the use of derivatives.

Fixed Maturity Investments

The risk associated with the non-U.S. dollar denominated fixed maturities relates to potential decreases in value and income resulting from unfavorable changes in foreign exchange rates. The fair value of the non-U.S. dollar denominated fixed maturities, which are primarily denominated in euro, sterling, yen and Canadian dollars, at December 31, 2011 and 2010, were approximately $1.6 billion and $792, respectively. Included in these amounts are $1.3 billion and $0.4 billion at December 31. 2011 and 2010, respectively, related to non-U.S. dollar denominated fixed maturity securities that directly support liabilities denominated in the same currencies. At December 31, 2011 and 2010, the derivatives used to hedge currency exchange risk related to the remaining non-U.S. dollar denominated fixed maturities had a total notional amount of $252 and $266, respectively, and total fair value of $3 and ($8), respectively.

Based on the fair values of the Company’s non-U.S. dollar denominated securities, including the associated yen denominated fixed annuity product liabilities, and derivative instruments as of December 31, 2011 and 2010, management estimates that a 10% unfavorable change in exchange rates would decrease the fair values by a before-tax total of approximately $58 and $26, respectively. The estimated impact was based upon a 10% change in December 31 spot rates. The selection of the 10% unfavorable change was made only for illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis.

Liabilities

The Company issued non-U.S. dollar denominated funding agreement liability contracts. The Company hedges the foreign currency risk associated with these liability contracts with currency rate swaps. At December 31, 2011 and 2010, the derivatives used to hedge foreign currency exchange risk related to foreign denominated liability contracts had a total notional amount of $771 and a total fair value of ($57) and ($17), respectively.

The Company uses currency swaps to manage the foreign currency risk associated with the yen denominated individual fixed annuity product. As of December 31, 2011 and 2010, the notional value of the currency swaps was $1.9 billion and $2.1 billion and the fair value was $514 and $608, respectively. The currency swaps are recorded at fair value, incorporating changes in value due to changes in forward foreign exchange rates, interest rates and accrued income. A before-tax net gain of $3 and $27 for the years ended December 31, 2011 and 2010, respectively, which includes the changes in value of the currency swaps, excluding net periodic coupon settlements, and the yen fixed annuity contract remeasurement, was recorded in net realized capital gains and losses.

Credit Risk

Credit risk is defined as the risk of financial loss due to uncertainty of obligor’s or counterparty’s ability or willingness to meet its obligations in accordance with agreed upon terms. The majority of the Company’s credit risk is concentrated in its investment holdings but is also present in reinsurance and insurance portfolios. Credit risk is comprised of three major factors: the risk of change in credit quality, or credit migration risk; the risk of default; and the risk of a change in value of a financial instrument due to changes in credit spread that are unrelated to changes in obligor credit quality. A decline in creditworthiness is typically associated with an increase in an investment’s credit spread, potentially resulting in an increase in other-than-temporary impairments and an increased probability of a realized loss upon sale.

The objective of the Company’s enterprise credit risk management strategy is to identify, quantify, and manage credit risk on an aggregate portfolio basis and to limit potential losses in accordance with an established credit risk appetite. The Company manages to its risk appetite by primarily holding a diversified mix of investment grade issuers and counterparties across its investment, reinsurance, and insurance portfolios. Potential losses are also limited within portfolios by diversifying across geographic regions, asset types, and sectors.

The Company manages a credit exposure from its inception to its maturity or sale. Both the investment and reinsurance areas have formulated and implemented policies and procedures for counterparty approvals and authorizations. Although approval processes may vary by area and type of credit risk, approval processes establish minimum levels of creditworthiness and financial stability. Eligible credits are subjected to prudent and conservative underwriting reviews. Within the investment portfolio, private securities, such as commercial mortgages, and private placements, must be presented to their respective review committees for approval.

Credit risks are managed on an on-going basis through the use of various processes and analyses. At the investment, reinsurance, and insurance product levels, fundamental credit analyses are performed at the issuer/counterparty level on a regular basis. To provide a holistic review within the investment portfolio, fundamental analyses are supported by credit ratings, assigned by nationally recognized rating agencies or internally assigned, and by quantitative credit analyses. The Company utilizes a credit Value at Risk (“VaR”) to measure default and migration risk on a monthly basis. Issuer and security level risk measures are also utilized. In the event of deterioration in credit quality, the Company maintains watch lists of problem counterparties within the investment and reinsurance portfolios. The watch lists are updated based on regular credit examinations and management reviews. The Company also performs quarterly assessments of probable expected losses in the investment portfolio. The process is conducted on a sector basis and is intended to promptly assess and identify potential problems in the portfolio and to recognize necessary impairments.

Credit risk policies at the enterprise and operation level ensure comprehensive and consistent approaches to quantifying, evaluating, and managing credit risk under expected and stressed conditions. These policies define the scope of the risk, authorities, accountabilities, terms, and limits, and are regularly reviewed and approved by senior management and ERM. Aggregate counterparty credit quality and exposure is monitored on a daily basis utilizing an enterprise-wide credit exposure information system that contains data on issuers, ratings, exposures, and credit limits. Exposures are tracked on a current and potential basis. Credit exposures are reported regularly to the ERCC and to the Finance, Investment and Risk Management Committee (“FIRMCo”). Exposures are aggregated by ultimate parent across investments, reinsurance receivables, insurance products with credit risk, and derivative counterparties. The credit database and reporting system are available to all key credit practitioners in the enterprise.

The Company exercises various and differing methods to mitigate its credit risk exposure within its investment and reinsurance portfolios. Some of the reasons for mitigating credit risk include financial instability or poor credit, avoidance of arbitration or litigation, future uncertainty, and exposure in excess of risk tolerances. Credit risk within the investment portfolio is most commonly mitigated through the use of derivative instruments or asset sales. Counterparty credit risk is mitigated through the practice of entering into contracts only with highly creditworthy institutions and through the practice of holding and posting of collateral. Systemic credit risk is mitigated through the construction of high-quality, diverse portfolios that are subject to regular underwriting of credit risks. For further discussion of the Company’s investment and derivative instruments, see Investment Management section and Note 4 of the Notes to Consolidated Financial Statements. See Reinsurance section for further discussion on managing and mitigating credit risk from the use of reinsurance via an enterprise security review process.

The Company is not exposed to any credit concentration risk of a single issuer greater than 10% of the Company’s stockholders’ equity other than U.S. government and government agencies backed by the full faith and credit of the U.S. government. For further discussion of concentration of credit risk, see the Concentration of Credit Risk section in Note 4 of the Notes to Consolidated Financial Statements.

Derivative Instruments

The Company utilizes a variety of over-the-counter and exchange traded derivative instruments as a part of its overall risk management strategy, as well as to enter into replication transactions. Derivative instruments are used to manage risk associated with interest rate, equity market, credit spread, issuer default, price, and currency exchange rate risk or volatility. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. For further information on the Company’s use of derivatives, see Note 4 of the Notes to Consolidated Financial Statements.

Derivative activities are monitored and evaluated by the Company’s compliance and risk management teams and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The notional amounts of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. Downgrades to the credit ratings of The Hartford’s insurance operating companies may have adverse implications for its use of derivatives including those used to hedge benefit guarantees of variable annuities. In some cases, downgrades may give derivative counterparties the unilateral contractual right to cancel and settle outstanding derivative trades or require additional collateral to be posted. In addition, downgrades may result in counterparties becoming unwilling to engage in additional over-the-counter (“OTC”) derivatives or may require collateralization before entering into any new trades. This will restrict the supply of derivative instruments commonly used to hedge variable annuity guarantees, particularly long-dated equity derivatives and interest rate swaps. Under these circumstances, the Company’s operating subsidiaries could conduct hedging activity using a combination of cash and exchange-traded instruments, in addition to using the available OTC derivatives.

The Company uses various derivative counterparties in executing its derivative transactions. The use of counterparties creates credit risk that the counterparty may not perform in accordance with the terms of the derivative transaction. The Company has developed a derivative counterparty exposure policy which limits the Company’s exposure to credit risk.

The derivative counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness of the counterparty and typically requires credit enhancement/credit risk reducing agreements. The Company minimizes the credit risk of derivative instruments by entering into transactions with high quality counterparties primarily rated A or better, which are monitored and evaluated by the Company’s risk management team and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The Company also generally requires that derivative contracts, other than exchange traded contracts, certain forward contracts, and certain embedded and reinsurance derivatives, be governed by an International Swaps and Derivatives Association Master Agreement, which is structured by legal entity and by counterparty and permits right of offset.

The Company has developed credit exposure thresholds which are based upon counterparty ratings. Credit exposures are measured using the market value of the derivatives, resulting in amounts owed to the Company by its counterparties or potential payment obligations from the Company to its counterparties. Credit exposures are generally quantified daily based on the prior business day’s market value and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of the derivatives exceed the contractual thresholds. In accordance with industry standard and the contractual agreements, collateral is typically settled on the next business day. The Company has exposure to credit risk for amounts below the exposure thresholds which are uncollateralized, as well as for market fluctuations that may occur between contractual settlement periods of collateral movements.

The maximum uncollateralized threshold for a derivative counterparty for a single legal entity is $10. The Company currently transacts OTC derivatives in two legal entities and therefore the maximum combined threshold for a single counterparty across all legal entities that use derivatives is $20. In addition, the Company may have exposure to multiple counterparties in a single corporate family due to a common credit support provider. As of December 31, 2011, the maximum combined threshold for all counterparties under a single credit support provider across all legal entities that use derivatives is $40. Based on the contractual terms of the collateral agreements, these thresholds may be immediately reduced due to a downgrade in either party’s credit rating. For further discussion, see the Derivative Commitments section of Note 10 of the Notes to Consolidated Financial Statements.

For the year ended December 31, 2011, the Company has incurred no losses on derivative instruments due to counterparty default.

In addition to counterparty credit risk, the Company may also introduce credit risk through the use of credit default swaps that are entered into to manage credit exposure. Credit default swaps involve a transfer of credit risk of one or many referenced entities from one party to another in exchange for periodic payments. The party that purchases credit protection will make periodic payments based on an agreed upon rate and notional amount, and for certain transactions there will also be an upfront premium payment. The second party, who assumes credit risk, will typically only make a payment if there is a credit event as defined in the contract and such payment will be typically equal to the notional value of the swap contract less the value of the referenced security issuer’s debt obligation. A credit event is generally defined as default on contractually obligated interest or principal payments or bankruptcy of the referenced entity.

The Company uses credit derivatives to purchase credit protection and to assume credit risk with respect to a single entity, referenced index, or asset pool. The Company purchases credit protection through credit default swaps to economically hedge and manage credit risk of certain fixed maturity investments across multiple sectors of the investment portfolio. The Company also enters into credit default swaps that assume credit risk as part of replication transactions. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. These swaps reference investment grade single corporate issuers and baskets, which include customized diversified portfolios of corporate issuers, which are established within sector concentration limits and may be divided into tranches which possess different credit ratings.

As of December 31, 2011 and 2010, the notional amount related to credit derivatives that purchase credit protection was $1.1 billion and $1.7 billion, respectively, while the fair value was $23 and ($5), respectively. As of December 31, 2011 and 2010, the notional amount related to credit derivatives that assume credit risk was $2.2 billion and $2.0 billion, respectively, while the fair value was ($545) and ($376), respectively. For further information on credit derivatives, see the Credit Risk section of the MD&A and Note 4 of the Notes to Consolidated Financial Statements.

Investment Portfolio Risks and Risk Management

Investment Portfolio Composition

The following table presents the Company’s fixed maturities, AFS, by credit quality. The ratings referenced below are based on the ratings of a nationally recognized rating organization or, if not rated, assigned based on the Company’s internal analysis of such securities

Fixed Maturities by Credit Quality
	December 31, 2011			December 31, 2010
	Amortized Cost	Fair Value	Percent of Total Fair Value	Amortized Cost	Fair Value	Percent of Total Fair Value
United States Government/Government agencies	$5,687	6,018	12.6%	$6,074	$6,040	13.5%
AAA	4,807	5,065	10.6%	5,175	5,216	11.6%
AA	6,246	6,196	13.0%	6,560	6,347	14.2%
A	12,659	13,805	28.9%	12,396	12,552	28.1%
BBB	13,549	14,066	29.4%	11,878	12,059	26.8%
BB & below	3,288	2,628	5.5%	3,240	2,620	5.8%

Total fixed maturities	$46,236	47,778	100.0%	$45,323	$44,834	100.0%

The movement in the overall credit quality of the Company’s portfolio was primarily attributable to sales of U.S. Treasuries as the Company continues to reinvest in spread product and purchase investment grade corporate securities concentrated in industrial and utility issuers. Fixed maturities, FVO, are not included in the above table. For further discussion on fair value option securities, see Note 3 of the Notes to Consolidated Financial Statements.

The following table presents the Company’s AFS securities by type, as well as fixed maturities, FVO.

Securities by Type
	December 31, 2011					December 31, 2010
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Percent of Total Fair Value	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Percent of Total Fair Value
Asset-backed securities (“ABS”)
Consumer loans	$1,767	$18	$(193)	$1,592	3.3%	$1,761	$14	$(199)	$1,576	3.5%
Small business	345	2	(112)	235	0.5%	369	—	(125)	244	0.5%
Other	249	18	(1)	266	0.6%	265	15	(32)	248	0.6%
CDOs
Collateralized loan obligations (“CLOs”)	1,630	1	(129)	1,502	3.1%	1,713	—	(151)	1,562	3.5%
CREs	425	14	(143)	296	0.6%	562	—	(228)	334	0.7%
Other	—	—	—	—	—	3	—	—	3	—
CMBS
Agency backed [1]	345	23	—	368	0.8%	295	5	(2)	298	0.7%
Bonds	3,747	118	(303)	3,562	7.5%	4,519	91	(383)	4,227	9.4%
Interest only (“IOs”)	326	28	(15)	339	0.7%	469	50	(16)	503	1.1%
Corporate
Basic industry [2]	2,499	222	(15)	2,705	5.7%	2,006	127	(20)	2,113	4.7%
Capital goods	2,217	241	(21)	2,437	5.1%	2,095	154	(15)	2,234	5.0%
Consumer cyclical	1,518	149	(5)	1,662	3.5%	1,259	79	(8)	1,330	3.0%
Consumer non-cyclical	4,182	483	(11)	4,654	9.6%	4,262	316	(25)	4,553	10.2%
Energy	2,389	307	(10)	2,686	5.6%	2,421	167	(14)	2,574	5.7%
Financial services	5,385	263	(393)	5,255	11.0%	4,999	189	(345)	4,843	10.8%
Tech./comm.	2,861	313	(40)	3,134	6.6%	2,844	188	(45)	2,987	6.7%
Transportation	963	100	(4)	1,059	2.2%	845	56	(9)	892	2.0%
Utilities	5,507	622	(28)	6,101	12.7%	4,661	259	(40)	4,880	10.9%
Other [2]	563	29	(12)	536	1.2%	542	10	(17)	509	1.1%
Foreign govt./govt. agencies	1,121	106	(3)	1,224	2.6%	963	48	(9)	1,002	2.2%
Municipal – Taxable	1,504	104	(51)	1,557	3.3%	1,149	7	(124)	1,032	2.3%
Residential mortgage-backed securities (“RMBS”)
Agency	2,718	147	—	2,865	6.0%	2,908	78	(16)	2,970	6.6%
Non-agency	51	—	(2)	49	0.1%	64	—	(2)	62	0.1%
Alt-A	105	3	(21)	87	0.2%	144	—	(18)	126	0.3%
Sub-prime	1,195	20	(393)	822	1.7%	1,334	1	(375)	960	2.1%
U.S. Treasuries	2,624	162	(1)	2,785	5.8%	2,871	11	(110)	2,772	6.3%

Fixed maturities, AFS	46,236	3,493	(1,906)	47,778	100.0%	45,323	1,865	(2,328)	44,834	100.0%
Equity securities
Financial services	129	—	(54)	75		151	—	(40)	111
Other	314	21	(12)	323		169	61	(1)	229

Equity securities, AFS	443	21	(66)	398		320	61	(41)	340

Total AFS securities	$46,679	$3,514	$(1,972)	$48,176		$45,643	$1,926	$(2,369)	$45,174

Fixed maturities, FVO				$1,317					$639

[1]	Represents securities with pools of loans issued by the Small Business Administration which are backed by the full faith and credit of the U.S. government.
[2]	Gross unrealized gains (losses) exclude the fair value of bifurcated embedded derivative features of certain securities. Subsequent changes in value will be recorded in net realized capital gains (losses).

The Company continues to invest in a diversified portfolio with a focus on investment grade basic industry and utility issuers, while reducing its exposure to U.S. Treasuries, commercial real estate securities and subordinated financial services securities. The Company’s AFS net unrealized position improved primarily as a result of improved security valuations largely due to declining interest rates, partially offset by credit spread widening. Fixed maturities, FVO, represents Japan government securities supporting the Japan fixed annuity product, as well as securities containing an embedded credit derivative for which the Company elected the fair value option. The underlying credit risk of the securities containing credit derivatives are primarily investment grade CRE CDOs and a subordinated position on a basket of corporate bonds. For further discussion on fair value option securities, see Note 3 of the Notes to Consolidated Financial Statements.

European Exposure

Many economies within Europe continue to experience significant adverse economic conditions which have been precipitated in part by high unemployment rates and government debt levels. As a result, issuers in several European countries have experienced credit deterioration and rating downgrades and a reduced ability to access capital markets and/or higher borrowing costs. The concerns regarding the European countries have impacted the capital markets which, in turn, has made it more difficult to contain the European financial crisis. Austerity measures aimed at reducing sovereign debt levels, along with steps taken by the European Central Bank to provide liquidity and credit support to certain countries issuing debt, have helped to stabilize markets recently. However, risks remain elevated.

The Company manages the credit risk associated with the European securities within the investment portfolio on an on-going basis using several processes which are supported by macroeconomic analysis and issuer credit analysis. For additional details regarding the Company’s management of credit risk, see the Credit Risk section of this MD&A. The Company considers alternate scenarios, including a base-case and both a positive and negative “tail” scenario that includes a partial or full break-up of the Eurozone. The outlook for key factors is evaluated, including the economic prospects for key countries, the potential for the spread of sovereign debt contagion, and the likelihood that policymakers and politicians pursue sufficient fiscal discipline and introduce appropriate backstops. Given the inherent uncertainty in the outcome of developments in the Eurozone, however, the Company has been focused on controlling both absolute levels of exposure and the composition of that exposure through both bond and derivative transactions.

The Company has limited direct European exposure, totaling only 7% of total invested assets as of December 31, 2011. The following tables present the Company’s European securities included in the Securities by Type table above. The Company identifies exposures with the issuers’ ultimate parent country of domicile, which may not be the country of the security issuer. Certain European countries were separately listed below, Greece, Italy, Ireland, Portugal and Spain (“GIIPS”), because of the current significant economic strains persisting in these countries. The criteria used for indentifying the countries separately listed includes credit default spreads that exceed the iTraxx SovX index level and an S&P credit quality rating of A or lower.

The following tables present the Company’s European securities included in the Securities by Type table above.

December 31, 2011
	Corporate & Equity, AFS Non-Finan. [1]		Corporate & Equity, AFS Financials		Foreign Govt./ Govt. Agencies		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Italy	$185	$149	$—	$—	$—	$—	$185	$149
Spain	150	148	20	19	—	—	170	167
Ireland	120	119	—	—	—	—	120	119
Portugal	15	15	—	—	—	—	15	15
Greece	—	—	—	—	—	—	—	—

Higher risk	470	431	20	19	—	—	490	450
Europe excluding higher risk	2,771	3,081	828	758	613	681	4,212	4,520

Total Europe	$3,241	$3,512	$848	777	$613	$681	$4,702	$4,970

Europe exposure net of credit default swap protection [2]							$4,261	$4,987

December 31, 2010
	Corporate & Equity, AFS Non-Finan. [1]		Corporate & Equity, AFS Financials		Foreign Govt./ Govt. Agencies		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Italy	$220	$212	$5	$5	$—	$—	$225	$217
Spain	194	202	21	19	—	—	215	221
Ireland	136	130	—	—	—	—	136	130
Portugal	31	28	—	—	—	—	31	28
Greece	—	—	—	—	—	—	—	—

Higher risk	581	572	26	24	—	—	607	596
Europe excluding higher risk	3,306	3,591	963	953	414	429	4,683	4,973

Total Europe	$3,887	$4,163	$989	977	$414	$429	$5,290	$5,569

Europe exposure net of credit default swap protection [2]							$4,395	$5,561

[1]	Includes amortized cost and fair value of $42 and $42 as of December 31, 2011 and $19 and $19, respectively, as of December 31, 2010 related to limited partnerships and other alternative investments, the majority of which is domiciled in the United Kingdom.
[2]	Includes a notional amount and fair value of $441 and $17, respectively, as of December 31, 2011 and $895 and ($8), respectively, as of December 31, 2010 related to credit default swap protection. This includes a notional amount of $66 and $17 as of December 31, 2011 and 2010, respectively, related to single name corporate issuers in the financial services sector.

The Company’s European investment exposure largely relates to corporate entities which are domiciled in or generated a significant portion of its revenue within the United Kingdom, Germany, the Netherlands and Switzerland. As of December 31, 2011 and 2010, exposure to the United Kingdom totals less than 3.5% of total invested assets. The majority of investments are U.S. dollar-denominated, and those securities that are pound and euro-denominated are hedged to U.S. dollars or support foreign-denominated liabilities. For a discussion of foreign currency risks, see the Foreign Currency Exchange Risk section of this MD&A. The Company does not hold any sovereign exposure to the higher risk countries and does not hold any exposure to issuers in Greece. As of December 31, 2011 and 2010, the Company’s unfunded commitments associated with its investment portfolio was immaterial, and the weighted average credit quality of European investments was A.

As of December 31, 2011 and 2010, the Company’s total credit default swaps that provide credit protection had a notional amount of $441 and $895, respectively, and a fair value of $17 and ($8), respectively. Included in those notional amounts as of December 31, 2011 and 2010 were $250 and $347, respectively, on credit default swaps referencing single name corporate and financial European issuers, of which $88 and $32, respectively, related to the higher risk countries. The maturity dates of the credit defaults swaps are primarily consistent with the hedged bonds. Also included are credit default swaps with a notional amount of $191 and $548, respectively, as of December 31, 2011 and 2010 which reference a standard basket of European corporate and financial issuers. For further information on the use of the Company’s credit derivatives and counterparty credit quality, see Derivative Instruments within the Credit Risk section in this MD&A.

Included in the Company’s equity securities, trading portfolio are certain investments in European sovereign debt totaling $582. These investments do not include any holdings in GIIPS nations. These assets support the U.K. variable annuity business and, therefore, changes in the fair value of these investments are reflected in the corresponding policyholder liabilities. The Company’s indirect exposure to these holdings is through any guarantees issued on the underlying variable annuity policies.

Financial Services

The Company’s exposure to the financial services sector is predominantly through banking and insurance institutions. The following table presents the Company’s exposure to the financial services sector included in the Securities by Type table above.

	December 31, 2011			December 31, 2010
	Amortized Cost	Fair Value	Net Unrealized	Amortized Cost	Fair Value	Net Unrealized
AAA	$162	$165	$3	$157	$162	$5
AA	1,259	1,244	(15)	1,472	1,480	8
A	2,557	2,583	26	2,496	2,381	(115)
BBB	1,377	1,197	(180)	885	809	(76)
BB & below	159	141	(18)	140	122	(18)

Total	$5,514	$5,330	$(184)	$5,150	$4,954	$(196)

Domestic financial companies continued to stabilize throughout 2011 due to improved earnings performance, strengthening of asset quality and capital retention. However, spread volatility remains high due to concerns around European sovereign risks and potential contagion, regulatory pressures and a weaker U.S. macroeconomic environment. Financial institutions remain vulnerable to these concerns, as well as ongoing stress in the real estate markets which could adversely impact the Company’s net unrealized position. Included in the table above as of December 31, 2011, is an amortized cost and fair value of $848 and $777, respectively, related to European investment exposure, of which only $20 and $19, respectively, relates to GIIPS. As of December 31, 2010, amortized cost and fair value includes $989 and $977, respectively, of European exposure, of which only $26 and $24, respectively, relates to GIIPS.

Commercial Real Estate

The commercial real estate market continued to show signs of improving fundamentals, such as increases in transaction activities, more readily available financing and new issuances. While delinquencies still remain at historically high levels, they are expected to move lower in 2012.

The following table presents the Company’s exposure to commercial mortgage backed-securities (“CMBS”) bonds by current credit quality and vintage year, included in the Securities by Type table above. Credit protection represents the current weighted average percentage of the outstanding capital structure subordinated to the Company’s investment holding that is available to absorb losses before the security incurs the first dollar loss of principal and excludes any equity interest or property value in excess of outstanding debt.

CMBS – Bonds [1] December 31, 2011
	AAA		AA		A		BBB		BB and Below		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
2003 & Prior	$225	$229	$54	$53	$36	$35	$10	$9	$22	$20	$347	$346
2004	191	200	59	67	30	27	30	28	6	4	316	326
2005	287	311	43	41	93	80	120	92	30	23	573	547
2006	541	579	410	389	173	153	187	153	299	214	1,610	1,488
2007	160	173	184	162	45	36	116	91	97	79	602	541
2008	30	32	—	—	—	—	—	—	—	—	30	32
2009	28	29	—	—	—	—	—	—	—	—	28	29
2010	6	7	—	—	—	—	—	—	—	—	6	7
2011	235	246	—	—	—	—	—	—	—	—	235	246

Total	$1,703	$1,806	$750	$712	$377	$331	$463	$373	$454	$340	$3,747	$3,562

Credit protection	27.5%		24.0%		20.4%		13.6%		6.8%		21.9%

December 31, 2010
	AAA		AA		A		BBB		BB and Below		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
2003 & Prior	$545	$558	$65	$64	$33	$32	$14	$13	$18	$16	$675	$683
2004	287	302	25	24	39	35	27	22	6	5	384	388
2005	335	347	48	43	138	115	112	94	74	59	707	658
2006	703	728	509	481	183	159	322	266	335	262	2,052	1,896
2007	187	196	116	93	45	35	137	104	186	143	671	571
2008	30	31	—	—	—	—	—	—	—	—	30	31

Total	$2,087	$2,162	$763	$705	$438	$376	$612	$499	$619	$485	$4,519	$4,227

Credit protection	29.7%		22.9%		12.3%		14.1%		7.6%		21.8%

[1]	The vintage year represents the year the pool of loans was originated.

The Company also has AFS exposure to commercial real estate (“CRE”) collateralized debt obligations (“CDOs”) with an amortized cost and fair value of $425 and $296, respectively, as of December 31, 2011 and $562 and $334, respectively, as of December 31, 2010. These securities are comprised of diversified pools of commercial mortgage loans or equity positions of other CMBS securitizations. Although the Company does not plan to invest in this asset class going forward, we continue to monitor these investments as economic and market uncertainties regarding future performance impacts market liquidity and results in higher risk premiums.

In addition to CMBS bonds and CRE CDOs, the Company has exposure to commercial mortgage loans as presented in the following table. These loans are collateralized by a variety of commercial properties and are diversified both geographically throughout the United States and by property type. These loans may be either in the form of a whole loan, where the Company is the sole lender, or a loan participation. Loan participations are loans where the Company has purchased or retained a portion of an outstanding loan or package of loans and participates on a pro-rata basis in collecting interest and principal pursuant to the terms of the participation agreement. In general, A-Note participations have senior payment priority, followed by B-Note participations and then mezzanine loan participations. As of December 31, 2011, loans within the Company’s mortgage loan portfolio that have had extensions or restructurings other than what is allowable under the original terms of the contract are immaterial.

Commercial Mortgage Loans
	December 31, 2011			December 31, 2010
	Amortized Cost [1]	Valuation Allowance	Carrying Value	Amortized Cost [1]	Valuation Allowance	Carrying Value
Agricultural	$132	$(5)	$127	$182	$(5)	$177
Whole loans	3,575	(13)	3,562	2,479	(16)	2,463
A-Note participations	236	—	236	288	—	288
B-Note participations	173	(5)	168	195	(5)	190
Mezzanine loans	89	—	89	162	(36)	126

Total	$4,205	$(23)	$4,182	$3,306	$(62)	$3,244

[1]	Amortized cost represents carrying value prior to valuation allowances, if any.

Since December 31, 2010, the Company funded $1.4 billion of commercial whole loans with a weighted average loan-to-value (“LTV”) ratio of 62% and a weighted average yield of 4.5%. The Company continues to originate commercial whole loans in primary markets, such as multi-family and retail, focusing on loans with strong LTV ratios and high quality property collateral. As of December 31, 2011, the Company had mortgage loans held-for-sale with a carrying value and valuation allowance of $57 and $4, respectively, and $64 and $4, respectively, as of December 31, 2010.

Limited Partnerships and Other Alternative Investments

The following table presents the Company’s investments in limited partnerships and other alternative investments which include hedge funds, mortgage and real estate funds, mezzanine debt funds, and private equity and other funds. Hedge funds include investments in funds of funds and direct funds. These hedge funds invest in a variety of strategies including global macro and long/short credit and equity. Mortgage and real estate funds consist of investments in funds whose assets consist of mortgage loans, mortgage loan participations, mezzanine loans or other notes which may be below investment grade, as well as equity real estate and real estate joint ventures. Mezzanine debt funds include investments in funds whose assets consist of subordinated debt that often incorporates equity-based options such as warrants and a limited amount of direct equity investments. Private equity and other funds primarily consist of investments in funds whose assets typically consist of a diversified pool of investments in small to mid-sized non-public businesses with high growth potential.

	December 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
Hedge funds	$514	37.4%	$33	4.0%
Mortgage and real estate funds	189	13.7%	161	19.2%
Mezzanine debt funds	60	4.4%	68	8.1%
Private equity and other funds	613	44.5%	576	68.7%

Total	$1,376	100.0%	$838	100.0%

Since December 31, 2010, the increase in hedge funds relate to additional investments in the type of fund strategies that the Company expects to generate superior risk-adjusted returns over time.

Available-for-Sale Securities — Unrealized Loss Aging

The total gross unrealized losses were $2.0 billion as of December 31, 2011, which have improved $397, or 17%, from December 31, 2010 as interest rates declined, partially offset by credit spread widening. As of December 31, 2011, $520 of the gross unrealized losses were associated with securities depressed less than 20% of cost or amortized cost.

The remaining $1.5 billion of gross unrealized losses were associated with securities depressed greater than 20%, which includes $138 associated with securities depressed over 50% for twelve months or more. These securities are backed primarily by commercial and residential real estate that have market spreads that continue to be wider than the spreads at the security’s respective purchase date. The unrealized losses remain largely due to the continued market and economic uncertainties surrounding residential and certain commercial real estate and lack of liquidity. Based upon the Company’s cash flow modeling and current market and collateral performance assumptions, these securities have sufficient credit protection levels to receive contractually obligated principal and interest payments. Also included in the gross unrealized losses depressed greater than 20% are financial services securities that have a floating-rate coupon and/or long-dated maturities.

As part of the Company’s ongoing security monitoring process, the Company has reviewed its AFS securities in an unrealized loss position and concluded that there were no additional impairments as of December 31, 2011 and that these securities are temporarily depressed and are expected to recover in value as the securities approach maturity or as real estate related market spreads continue to improve. For these securities in an unrealized loss position where a credit impairment has not been recorded, the Company’s best estimate of expected future cash flows are sufficient to recover the amortized cost basis of the security. Furthermore, the Company neither has an intention to sell nor does it expect to be required to sell these securities. For further information regarding the Company’s impairment analysis, see Other-Than-Temporary Impairments in the Investment Portfolio Risks and Risk Management section of this MD&A.

The following table presents the Company’s unrealized loss aging for AFS securities by length of time the security was in a continuous unrealized loss position.

	December 31, 2011				December 31, 2010
	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss
Three months or less	628	$2,815	$2,572	$(243)	200	$6,892	$6,631	$(257)
Greater than three to six months	357	1,606	1,537	(69)	219	353	335	(17)
Greater than six to nine months	168	755	702	(53)	60	293	269	(24)
Greater than nine to eleven months	22	58	52	(6)	82	127	115	(12)
Greater than twelve months	747	8,166	6,521	(1,601)	1,024	10,769	8,689	(2,059)

Total	1,922	$13,400	$11,384	$(1,972)	1,585	$18,434	$16,039	$(2,369)

[1]	Unrealized losses exclude the fair value of bifurcated embedded derivative features of certain securities as changes in value are recorded in net realized capital gains (losses).

The following tables present the Company’s unrealized loss aging for AFS securities continuously depressed over 20% by length of time (included in the table above).

	December 31, 2011				December 31, 2010
Consecutive Months	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss
Three months or less	174	$1,498	$1,045	$(428)	47	$433	$322	$(111)
Greater than three to six months	106	955	674	(281)	15	126	97	(29)
Greater than six to nine months	36	348	232	(116)	24	155	107	(48)
Greater than nine to eleven months	—	—	—	—	9	20	16	(4)
Greater than twelve months	203	1,521	894	(627)	342	3,547	2,244	(1,303)

Total	519	$4,322	$2,845	$(1,452)	437	$4,281	$2,786	$(1,495)

[1]	Unrealized losses exclude the fair value of bifurcated embedded derivative features of certain securities as changes in value are recorded in net realized capital gains (losses).

The following tables present the Company’s unrealized loss aging for AFS securities continuously depressed over 50% by length of time (included in the tables above).

	December 31, 2011				December 31, 2010
Consecutive Months	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss
Three months or less	39	$139	$49	$(90)	15	$25	$11	$(14)
Greater than three to six months	18	66	27	(39)	4	2	1	(1)
Greater than six to nine months	7	33	11	(22)	11	64	28	(36)
Greater than nine to eleven months	3	5	1	(4)	—	—	—	—
Greater than twelve months	51	202	64	(138)	88	635	233	(402)

Total	118	$445	$152	$(293)	118	$726	$273	$(453)

Other-Than-Temporary Impairments

The following table presents the Company’s impairments recognized in earnings by security type.

	For the years ended December 31,
	2011	2010
ABS	$24	$11
CDOs	30	135
CMBS
Bonds	5	112
IOs	3	1
Corporate	33	23
Equity	13	9
RMBS
Non-agency	—	2
Alt-A	1	8
Sub-prime	15	35
U.S. Treasuries	1	—

Total	$125	$336

Year ended December 31, 2011

For the year ended December 31, 2011, impairments recognized in earnings were comprised of credit impairments of $88, securities that the Company intends to sell of $24 and impairments on equity securities of $13.

Credit impairments were primarily concentrated in structured securities associated with commercial real estate, as well as direct private investments. The structured securities were impaired primarily due to property-specific deterioration of the underlying collateral. The Company calculated these impairments utilizing both a top down modeling approach and a security-specific collateral review. The top down modeling approach used discounted cash flow models that considered losses under current and expected future economic conditions. Assumptions used over the current period included macroeconomic factors, such as a high unemployment rate, as well as sector specific factors such as property value declines, commercial real estate delinquency levels and changes in net operating income. The macroeconomic assumptions considered by the Company did not materially change during 2011 and, as such, the credit impairments recognized for the year ended December 31, 2011 were primarily driven by actual or expected collateral deterioration, largely as a result of the Company’s security-specific collateral review.

The security-specific collateral review is performed to estimate potential future losses. This review incorporates assumptions about expected future collateral cash flows, including projected rental rates and occupancy levels that varied based on property type and sub-market. The results of the security-specific collateral review allowed the Company to estimate the expected timing of a security’s first loss, if any, and the probability and severity of potential ultimate losses. The Company then discounted these anticipated future cash flows at the security’s book yield prior to impairment.

Included in corporate and equity security types were direct private investments that were impaired primarily due to the likelihood of a disruption in contractual principal and interest payments due to the restructuring of the debtor’s obligation. Impairments on equity securities were primarily related to preferred stock associated with these direct private investments.

Impairments on securities for which the Company has the intent to sell were primarily on corporate bonds, certain ABS aircrafts bonds and CMBS as market pricing continues to improve and the Company would like the ability to reduce certain exposures.

In addition to the credit impairments recognized in earnings, the Company recognized non-credit impairments in other comprehensive income of $71 for the year ended December 31, 2011, predominantly concentrated in CRE CDOs and RMBS. These non-credit impairments represent the difference between fair value and the Company’s best estimate of expected future cash flows discounted at the security’s effective yield prior to impairment, rather than at current market implied credit spreads. These non-credit impairments primarily represent increases in market liquidity premiums and credit spread widening that occurred after the securities were purchased, as well as a discount for variable-rate coupons which are paying less than at purchase date. In general, larger liquidity premiums and wider credit spreads are the result of deterioration of the underlying collateral performance of the securities, as well as the risk premium required to reflect future uncertainty in the real estate market.

Future impairments may develop as the result of changes in intent to sell of specific securities or if actual results underperform current modeling assumptions, which may be the result of, but are not limited to, macroeconomic factors and security-specific performance below current expectations. Ultimate loss formation will be a function of macroeconomic factors and idiosyncratic security-specific performance.

Year ended December 31, 2010

For the year ended December 31, 2010, impairments recognized in earnings were comprised of credit impairments of $303 primarily concentrated on structured securities associated with commercial and residential real estate. Also included were impairments on debt securities for which the Company intended to sel1 of $27, mainly comprised of CMBS bonds in order to take advantage of price appreciation, as well as impairments on equity securities of $6 primarily on below investment grade securities depressed 20% for more than six months.

Valuation Allowances on Mortgage Loans

The following table presents (additions)/reversals to valuation allowances on mortgage loans.

	For the years ended December 31,
	2011	2010
Credit-related concerns	$27	$(40)
Held for sale
Agricultural loans	(2)	(7)
B-note participations	—	(10)
Mezzanine loans	—	(51)

Total	$25	$(108)

Year ended December 31, 2011

For the year ended December 31, 2011, valuation allowances on mortgage loan reversals of $25 were largely driven by the release of a reserve associated with the sale of a previously reserved for mezzanine loan. Continued improvement in commercial real estate property valuations will positively impact future loss development, with future impairments driven by idiosyncratic loan-specific performance.

Years ended December 31, 2010

For the years ended December 31, 2010, valuation allowances on mortgage loan additions of ($108) primarily related to B-Note participant and mezzanine loan sales. Also included were additions for expected credit losses due to borrower financial difficulty and/or collateral deterioration.

Variable Product Guarantee Risks and Risk Management

The Company’s equity product risk is managed at the Life Operations level of The Hartford. The disclosures in the following equity product risk section are reflective of the risk management program, including reinsurance with third parties and the dynamic and macro derivative hedging programs which are structured at a parent company level. The following disclosures are also reflective of the Company’s reinsurance of the majority of variable annuities with living and death benefit riders to an affiliated captive reinsurer, effective October 1, 2009. See Note 16 of the Notes to the Consolidated Financial Statements for further information on the reinsurance transaction.

The Company’s variable products are significantly influenced by the U.S., Japanese, and other equity markets. Increases or declines in equity markets impact certain assets and liabilities related to the Company’s variable products and the Company’s earnings derived from those products. These variable products include annuity, mutual funds, and variable life insurance.

Generally, declines in equity markets will:

•	reduce the value of assets under management and the amount of fee income generated from those assets;

•	increase the liability for direct GMWB benefits, and reinsured GMWB and GMIB benefits, resulting in realized capital losses;

•	increase the value of derivative assets used to hedge product guarantees resulting in realized capital gains;

•	increase the costs of the hedging instruments we use in our hedging program;

•	increase the Company’s net amount at risk for GMDB benefits;

•	decrease the Company’s actual gross profits, resulting in increased DAC amortization;

•	increase the amount of required assets to be held for backing variable annuity guarantees to maintain required regulatory reserve levels and targeted risk based capital ratios;

•	adversely affect customer sentiment toward equity-linked products negative, causing a decline in sales; and

•

decrease the Company’s estimated future gross profits. See Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts within Critical Accounting Estimates section of the MD&A for further information.

Generally, increases in equity markets will reduce the value of the dynamic hedge program and macro hedge derivative assets, resulting in realized capital losses, and will generally have the inverse impact of those listed above. See section on Variable Annuity Hedging Program for more information.

Variable Annuity Guaranteed Benefits

The majority of the Company’s U.S. and U.K. variable annuities include a GMWB rider. Declines in the equity markets will increase the Company’s liability for these benefits. The Company reinsures a majority of the GMWB benefits with an affiliated captive reinsurer. A GMWB contract is ‘in the money’ if the contract holder’s guaranteed remaining benefit (“GRB”) becomes greater than the account value.

The majority of the Company’s variable annuity contracts include a GMDB rider. A majority of the Company’s GMDB benefits, both direct and assumed, are reinsured with an affiliated captive reinsurer and an external reinsurer. The net amount at risk (“NAR”) is generally defined as the guaranteed minimum benefit amount in excess of the contractholder’s current account value. Global variable annuity account values with guarantee features were $39.7 billion and $45.2 billion as of December 31, 2011 and December 31, 2010, respectively.

The following table summarizes the account values of the Company’s U.S. and U.K. Direct variable annuities with guarantee features and Japan assumed guarantee features as well as the NAR split between various guarantee features:

Total Variable Annuity Guarantees
As of December 31, 2011
($ in billions)	Account Value	Gross Net Amount at Risk	Retained Net Amount at Risk	% of Contracts in the Money	% In the Money[3]
U.S. Variable Annuity
GMDB	$20.9	3.7	$1.6	78%	15%
GMWB	10.4	0.5	0.4	53%	11%
Japan Variable Annuity
GMDB	17.0	5.2	—	99%	24%
GMIB	16.3	4.8	—	99%	23%
U.K. Variable Annuity
GMDB	1.8	0.08	—	100%	4%
GMWB	1.8	0.07	—	57%	3%

Total Variable Annuity Guarantees
As of December 31, 2010
($ in billions)	Account Value	Gross Net Amount at Risk	Retained Net Amount at Risk	% of Contracts in the Money	% In the Money[3]
U.S. Variable Annuity
GMDB	$25.3	$3.3	$1.3	56%	12%
GMWB	12.8	0.4	0.3	44%	43%
Japan Variable Annuity
GMDB	17.9	4.2	—	98%	19%
GMIB	17.7	3.9	—	99%	19%
U.K. Variable Annuity
GMDB	2.1	0.04	—	100%	1%
GMWB	2.1	0.03	—	25%	1%

[1]	Policies with a guaranteed living benefits (a GMWB in the US or a GMIB in Japan) also have a guaranteed death benefit. The net amount at risk (“NAR”) for each benefit is shown; however these benefits are not additive. When a policy terminates due to death, any NAR related to GMWB or GMIB is released. Similarly, when a policy goes into benefit status on a GMWB or, by contract, the GMDB NAR is reduced to $0. When a policy goes into benefit status on a GMIB, its GMDB NAR is released
[2]	Excludes group annuity contracts with GMDB benefits.
[3]	For all contracts that are “in the money”, this represents the percentage by which the average contract was in the money.

The Company expects to incur these payments in the future only if the policyholder has an “in the money” GMWB at their death or their account value is reduced to a specified level, through contractually permitted withdrawals and/or market declines. If the account value is reduced to the specified level, the contract holder will receive an annuity equal to the guaranteed remaining benefit (“GRB”). For the Company’s “life-time” GMWB products, this annuity can continue beyond the GRB. As the account value fluctuates with equity market returns on a daily basis and the “life-time” GMWB payments can exceed the GRB, the ultimate amount to be paid by the Company, if any, is uncertain and could be significantly more or less than the Company’s current carried liability. For additional information on the Company’s GMWB liability, see Note 3 of the Notes to Consolidated Financial Statements.

For assumed GMIB contracts, in general, the policyholder has the right to elect to annuitize benefits, beginning (for certain products) on the tenth or fifteenth anniversary year of contract commencement, receive lump sum payment of the then current account value, or remain in the variable sub-account. For GMIB contracts, if the policyholder makes an election, the policyholder is entitled to receive the original investment value over a 10- to 15- year annuitization period. A small percentage of the contracts will first become eligible to elect annuitization beginning in 2013. The remainder of the contracts will first become eligible to elect annuitization from 2014 to 2022. Because policyholders have various contractual rights to defer their annuitization election, the period over which annuitization election can take place is subject to policyholder behavior and therefore indeterminate. In addition, upon annuitization the contractholder surrenders access to the account value and the account value is transferred to the Company’s general account where it is invested and the additional investment proceeds are used towards payment of the original investment value. If the original investment value exceeds the account value upon annuitization then the contract is “in the money”. As of December 31, 2011 and December 31, 2010, substantially all of the Japan GMIB contracts were “in the money”. For additional information on the Company’s GMIB liability, see Note 8 of the Notes to Consolidated Financial Statements.

The following table represents the timing of account values eligible for annuitization under the assumed Japan GMIB as of December 31, 2011, as well as the NAR. The account values reflect 100% annuitization at the earliest point allowed by the contract and no adjustments for future market returns and policyholder behaviors. Future market returns, changes in the value of the Japanese yen and policyholder behaviors will impact account values eligible for annuitization in the years presented.

GMIB [1]
($ in billions)	Account Value	Net Amount at Risk[3]
2013	$—	$—
2014	—	—
2015	5.2	1.4
2016	2.4	0.8
2017	2.8	0.9
2018 & beyond [2]	5.9	1.7

Total	$16.3	$4.8

[1]	Excludes certain non-GMIB living benefits of $0.5 billion of account value and $0.05 billion of NAR.
[2]	In 2018 & beyond, $2.6 billion of the $5.9 billion is primarily associated with account value that is eligible in 2021.
[3]	The NAR is 100% reinsured to a captive affiliate. See Note 16 of the Notes to Consolidated Financial Statements for additional information.

Many policyholders with a GMDB also have a GMWB in the U.S. or GMIB in Japan. Policyholders that have a product that offer both guarantees can only receive the GMDB or the GMIB benefit in Japan or the GMDB or GMWB in the U.S. For additional information on the Company’s GMDB liability, see Note 8 of the Notes to Consolidated Financial Statements.

The Company enters into various reinsurance agreements to reinsure GMDB, GMWB and GMIB benefits issued by HLIKK, a Japan affiliate of the Company. In the second quarter of 2009, the Company suspended new product sales in the Company’s Japan affiliate and in the fourth quarter of 2009 the company reinsured 100% of the assumed benefits to an affiliated captive reinsurer. See Note 16 of the Notes to the Consolidated Financial Statements for further discussion.

Variable Annuity Market Risk Exposures

The following table summarizes the broad Variable Annuity Guarantees offered by the Company and the market risks to which the guarantee is most exposed from a U.S. GAAP accounting perspective.

Variable Annuity Guarantees [1]	U.S. GAAP Treatment [1]	Primary Market Risk Exposures [1]
U. S. GMDB	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels

Japan GMDB (Assumed)	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels/Interest Rates/Foreign Currency

GMWB	Fair Value	Equity Market Levels / Implied Volatility / Interest Rates

For Life Component of GMWB	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels

Japan GMIB (Assumed)	Fair Value	Equity Market Levels / Interest Rates / Foreign Currency

Japan GMAB (Assumed)	Fair Value	Equity Market Levels / Implied Volatility / Interest Rates

[1]	Each of these guarantees and the related U.S. GAAP accounting volatility will also be influenced by actual and estimated policyholder behavior.

Risk Hedging

Variable Annuity Hedging Program

The Company’s variable annuity hedging is primarily focused on reducing the economic exposure to market risks associated with guaranteed benefits that are embedded in our global VA contracts through the use of reinsurance and capital market derivative instruments. The variable annuity hedging also considers the potential impacts on Statutory accounting results.

Reinsurance

The Company uses third-party reinsurance for a portion of U.S. contracts issued with GMWB riders prior to the third quarter of 2003 and GMWB risks associated with a block of business sold between the third quarter of 2003 and the second quarter of 2006. The Company also uses third party reinsurance for a majority of the GMDB issued in the U.S.

Capital Market Derivatives

GMWB Hedge Program

The Company enters into derivative contracts to hedge market risk exposures associated with the GMWB liabilities that are not reinsured. These derivative contracts include customized swaps, interest rate swaps and futures, and equity swaps, options, and futures, on certain indices including the S&P 500 index, EAFE index, and NASDAQ index.

Additionally, the Company holds customized derivative contracts to provide protection from certain capital market risks for the remaining term of specified blocks of non-reinsured GMWB riders. These customized derivative contracts are based on policyholder behavior assumptions specified at the inception of the derivative contracts. The Company retains the risk for differences between assumed and actual policyholder behavior and between the performance of the actively managed funds underlying the separate accounts and their respective indices.

While the Company actively manages this dynamic hedging program, increased U.S. GAAP earnings volatility may result from factors including, but not limited to: policyholder behavior, capital markets, divergence between the performance of the underlying funds and the hedging indices, changes in hedging positions and the relative emphasis placed on various risk management objectives.

Macro Hedge Program

The Company’s macro hedging program uses derivative instruments such as options, futures, swaps, and forwards on equities and interest rates to provide protection against the statutory tail scenario risk arising from U.S., GMWB and GMDB liabilities, on the Company’s statutory surplus. These macro hedges cover some of the residual risks not otherwise covered by specific dynamic hedging programs. Management assesses this residual risk under various scenarios in designing and executing the macro hedge program. The macro hedge program will result in additional U.S. GAAP earnings volatility as changes in the value of the macro hedge derivatives, which are designed to reduce statutory reserve and capital volatility, may not be closely aligned to changes in U.S. GAAP liabilities.

U.K Macro Hedge

The Company uses derivative instruments such as futures on equities and interest rates to provide protection against the statutory tail scenario risk arising from U.K. GMWB and GMDB liabilities on the Company’s statutory surplus. These macro hedges cover some of the residual risks not otherwise covered by specific dynamic hedging program. Management assesses this residual risk under various scenarios in designing and executing the macro hedge program. The use of derivatives will result in additional U.S. GAAP earnings volatility as changes in the value of the macro hedge derivatives, which are designed to reduce statutory reserve and capital volatility, may not be closely aligned to changes in U.S. GAAP liabilities. The following table summarizes the financial results by hedge program.

Japan Hedge Program

The Company holds derivative instruments that support The Hartford’s Japan hedging strategy. The derivatives are only a portion of the overall Japan hedge program and are held in concert with additional derivative positions held in other Hartford legal entities.

Equity Risk Impact on Statutory Capital and Risked Based Capital

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending upon a variety of factors. The amount of change in the statutory surplus or RBC ratios can vary based on individual factors and may be compounded in extreme scenarios or if multiple factors occur at the same time. At times the impact of changes in certain market factors or a combination of multiple factors on RBC ratios can be varied and in some instances counterintuitive. Factors include:

•

In general, as equity market levels decline, our reserves for death and living benefit guarantees associated with variable annuity contracts increases, sometimes at a greater than linear rate, reducing statutory surplus levels. In addition, as equity market levels increase, generally surplus levels will increase. RBC ratios will also tend to increase when equity markets increase. However, as a result of a number of factors and market conditions, including the level of hedging costs and other risk transfer activities, reserve requirements for death and living benefit guarantees and RBC requirements could increase resulting in lower RBC ratios.

•	As the value of certain fixed-income and equity securities in our investment portfolio decreases, due in part to credit spread widening, statutory surplus and RBC ratios may decrease.

•	As the value of certain derivative instruments that do not get hedge accounting decreases, statutory surplus and RBC ratios may decrease.

•

Our statutory surplus is also impacted by widening credit spreads as a result of the accounting for the assets and liabilities in our fixed market value adjusted (“MVA”) annuities. Statutory separate account assets supporting the fixed MVA annuities are recorded at fair value. In determining the statutory reserve for the fixed MVA annuities, we are required to use current crediting rates. In many capital market scenarios, current crediting rates are highly correlated with market rates implicit in the fair value of statutory separate account assets. As a result, the change in statutory reserve from period to period will likely substantially offset the change in the fair value of the statutory separate account assets. However, in periods of volatile credit markets, such as we have experienced, actual credit spreads on investment assets may increase sharply for certain sub-sectors of the overall credit market, resulting in statutory separate account asset market value losses. As actual credit spreads are not fully reflected in the current crediting rates, the calculation of statutory reserves will not substantially offset the change in fair value of the statutory separate account assets resulting in reductions in statutory surplus and can create funding obligations to the statutory separate account.

Most of these factors are outside of the Company’s control. The Company’s financial strength and credit ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries. Due to all of these factors, projecting statutory capital and the related projected RBC ratios is complex. In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.

The Company has reinsured approximately 19% of its risk associated with GMWB with a third party and 15% of its risk associated with GMWB with an affiliated captive reinsurer. The Company has also reinsured 58% of its risk associated with the aggregate GMDB exposure. These reinsurance agreements serve to reduce the Company’s exposure to changes in the statutory reserves and the related capital and RBC ratios associated with changes in the equity markets. The Company also continues to explore other solutions for mitigating the capital market risk effect on surplus, such as internal and external reinsurance solutions, migrating towards a more statutory based hedging program, changes in product design, increasing pricing and expense management.

CAPITAL RESOURCES AND LIQUIDITY

Capital resources and liquidity represent the overall strength of Hartford Life Insurance Company and its ability to generate strong cash flows from each of the business segments, borrow funds at competitive rates and raise new capital to meet operating and growth needs over the next twelve months.

Derivative Commitments

Certain of the Company’s derivative agreements contain provisions that are tied to the financial strength ratings of the individual legal entity that entered into the derivative agreement as set by nationally recognized statistical rating agencies. If the legal entity’s financial strength were to fall below certain ratings, the counterparties to the derivative agreements could demand immediate and ongoing full collateralization and in certain instances demand immediate settlement of all outstanding derivative positions traded under each impacted bilateral agreement. The settlement amount is determined by netting the derivative positions transacted under each agreement. If the termination rights were to be exercised by the counterparties, it could impact the legal entity’s ability to conduct hedging activities by increasing the associated costs and decreasing the willingness of counterparties to transact with the legal entity. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position as of December 31, 2011, is $403. Of this $403, the legal entities have posted collateral of $425 in the normal course of business. Based on derivative market values as of December 31, 2011, a downgrade of one level below the current financial strength ratings by either Moody’s or S&P could require an additional $15 to be posted as collateral. Based on derivative market values as of December 31, 2011, a downgrade by either Moody’s or S&P of two levels below the legal entities’ current financial strength ratings would not require additional collateral to be posted. These collateral amounts could change as derivative market values change, as a result of changes in our hedging activities or to the extent changes in contractual terms are negotiated. The nature of the collateral that we would post, if required, would be primarily in the form of U.S. Treasury bills and U.S. Treasury notes.

The aggregate notional amount of derivative relationships that could be subject to immediate termination in the event of rating agency downgrades to either BBB+ or Baa1 as of December 30, 2011 was $12.7 billion with a corresponding fair value of $408. The notional and fair value amounts include a customized GMWB derivative with a notional amount of $4.2 billion and a fair value of $207, for which the Company has a contractual right to make a collateral payment in the amount of approximately $45 to prevent its termination. This customized GMWB derivative contains an early termination trigger such that if the unsecured, unsubordinated debt of the counterparty’s related party guarantor is downgraded two levels or more below the current ratings by Moody’s and one or more levels by S&P, the counterparty could terminate all transactions under the applicable International Swaps and Derivatives Association Master Agreement. As of December 31, 2011, the gross fair value of the affected derivative contracts is $223, which would approximate the settlement value.

Insurance Operations

In the event customers elect to surrender separate account assets, international statutory separate accounts or retail mutual funds, the Company will use the proceeds from the sale of the assets to fund the surrender and the Company’s liquidity position will not be impacted. In many instances the Company will receive a percentage of the surrender amount as compensation for early surrender (“surrender charge”), increasing the Company’s liquidity position. In addition, a surrender of variable annuity separate account or general account assets will decrease the Company’s obligation for payments on guaranteed living and death benefits.

As of December 31, 2011, the Company’s cash and short-term investments of $5 billion, included $1.9 billion of collateral received from, and held on behalf of, derivative counterparties and $336 of collateral pledged to derivative counterparties. The Company also held $2.8 billion of treasury securities, of which $425 had been pledged to derivative counterparties.

Total general account contractholder obligations are supported by $64 billion of cash and total general account invested assets, excluding equity securities, trading, which includes a significant short-term investment position, as depicted below, to meet liquidity needs.

The following table summarizes the Company’s fixed maturities, short-term investments, and cash, as of December 31, 2011:

Fixed maturities	$49,095
Short-term investments	3,882
Cash	1,183
Less: Derivative collateral	(2,646)

Total	$51,514

Capital resources available to fund liquidity, upon contract holder surrender, are a function of the legal entity in which the liquidity requirement resides. Obligations of Individual Annuity, Individual Life and private placement life insurance products will be generally funded by both Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company; obligations of Retirement Plans and institutional investment products will be generally funded by Hartford Life Insurance Company; and obligations of the Company’s international annuity subsidiary and affiliate will be generally funded by the legal entity in the country in which the obligation was generated.

Federal Home Loan Bank of Boston

The Company became a member of the Federal Home Loan Bank of Boston (“FHLBB”) in May 2011. Membership allows the Company access to collateralized advances, which may be used to support various spread-based business and enhance liquidity management. The Connecticut Department of Insurance (“CTDOI”) will permit the Company to pledge up to $1.48 billion in qualifying assets to secure FHLBB advances for 2012. The amount of advances that can be taken are dependent on the asset types pledged to secure the advances. The pledge limit is recalculated annually based on statutory admitted assets and capital and surplus. The Company would need to seek the prior approval of the CTDOI if there were a desire to exceed these limits. As of December 31, 2011, the Company had no advances outstanding under the FHLBB facility.

Contractholder Obligations	As of December 31, 2011
Total Contractholder obligations	$202,949
Less: Separate account assets [1]	(143,859)
International statutory separate accounts [1]	(1,929)

General account contractholder obligations	$57,161

Composition of General Account Contractholder Obligations
Contracts without a surrender provision and/or fixed payout dates [2]	$28,909
Fixed MVA annuities [3]	9,727
International fixed MVA annuities	2,642
Guaranteed investment contracts (“GIC”) [4]	567
Other [5]	15,316

General account contractholder obligations	$57,161

[1]	In the event customers elect to surrender separate account assets or international statutory separate accounts, the Company will use the proceeds from the sale of the assets to fund the surrender, and the Company’s liquidity position will not be impacted. In many instances the Company will receive a percentage of the surrender charge, increasing the Company’s liquidity position. In addition, a surrender of variable annuity separate account or general account assets will decrease the Company’s obligation for payments on guaranteed living and death benefits.
[2]	Relates to contracts such as payout annuities or institutional notes, other than guaranteed investment products with an MVA feature (discussed below) or surrenders of term life, group benefit contracts or death and living benefit reserves for which surrenders will have no current effect on the Company’s liquidity requirements.
[3]	Relates to annuities that are held in a statutory separate account, but under U.S. GAAP are recorded in the general account as Fixed MVA annuity contract holders are subject to the Company’s credit risk. In the statutory separate account, the Company is required to maintain invested assets with a fair value equal to the MVA surrender value of the Fixed MVA contract. In the event assets decline in value at a greater rate than the MVA surrender value of the Fixed MVA contract, the Company is required to contribute additional capital to the statutory separate account. The Company will fund these required contributions with operating cash flows or short-term investments. In the event that operating cash flows or short-term investments are not sufficient to fund required contributions, the Company may have to sell other invested assets at a loss, potentially resulting in a decrease in statutory surplus. As the fair value of invested assets in the statutory separate account are generally equal to the MVA surrender value of the Fixed MVA contract, surrender of Fixed MVA annuities will have an insignificant impact on the liquidity requirements of the Company.
[4]	GICs are subject to discontinuance provisions which allow the policyholders to terminate their contracts prior to scheduled maturity at the lesser of the book value or market value. Generally, the market value adjustment reflects changes in interest rates and credit spreads. As a result, the market value adjustment feature in the GIC serves to protect the Company from interest rate risks and limit the Company’s liquidity requirements in the event of a surrender.
[5]	Surrenders of, or policy loans taken from, as applicable, these general account liabilities, which include the general account option for Individual Annuity individual variable annuities and Life Insurance’s variable life contracts, the general account option for Retirement Plans’ annuities and universal life contracts sold by Life Insurance may be funded through operating cash flows of the Company, available short-term investments, or the Company may be required to sell fixed maturity investments to fund the surrender payment. Sales of fixed maturity investments could result in the recognition of significant realized losses and insufficient proceeds to fully fund the surrender amount. In this circumstance, the Company may need to take other actions, including enforcing certain contract provisions which could restrict surrenders and/or slow or defer payouts.

Consumer Notes

The Company issued consumer notes through its Retail Investor Notes Program prior to 2009. A consumer note is an investment product distributed through broker-dealers directly to retail investors as medium-term, publicly traded fixed or floating rate, or a combination of fixed and floating rate, notes. Consumer notes are part of the Company’s spread-based business and proceeds are used to purchase investment products, primarily fixed rate bonds. Proceeds are not used for general operating purposes. Consumer notes maturities may extend up to 30 years and have contractual coupons based upon varying interest rates or indexes (e.g. consumer price index) and may include a call provision that allows the Company to extinguish the notes prior to its scheduled maturity date. Certain Consumer notes may be redeemed by the holder in the event of death. Redemptions are subject to certain limitations, including calendar year aggregate and individual limits. The aggregate limit is equal to the greater of $1 or 1% of the aggregate principal amount of the notes as of the end of the prior year. The individual limit is $250 thousand per individual. Derivative instruments are utilized to hedge the Company’s exposure to market risks in accordance with Company policy.

As of December 31, 2011, these consumer notes have interest rates ranging from 4% to 5% for fixed notes and, for variable notes, based on December 31, 2011 rates, either consumer price index plus 100 to 260 basis points, or indexed to the S&P 500, Dow Jones Industrials, foreign currency, or the Nikkei 225. The aggregate maturities of Consumer Notes are as follows: $155 in 2012, $78 in 2013, $13 in 2014, $30 in 2015, $18 in 2016 and $20 thereafter. For 2011, 2010 and 2009, interest credited to holders of consumer notes was $15, $25 and $51, respectively.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table identifies the Company’s contractual obligations as of December 31, 2011:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Life and annuity obligations [1]	$287,842	$19,275	$25,158	$22,097	$221,312
Operating lease obligations [2]	52	15	20	10	7
Consumer notes [3]	348	168	104	55	21
Purchase obligations [4]	1,504	1,170	242	85	7
Other long-term liabilities	2,358	1,884	331	143	—

Total	$292,104	$22,512	$25,855	$22,390	$221,347

[1]	Estimated life and annuity obligations include death claims, other charges associated with policyholder reserves, policy surrenders and policyholder dividends, offset by expected future deposits on in-force contracts. Estimated life and annuity obligations are based on mortality, morbidity and lapse assumptions comparable with the Company’s historical experience, modified for recent observed trends. The Company has also assumed market growth and interest crediting consistent with other assumptions. In contrast to this table, the majority of the Company’s obligations are recorded on the balance sheet at the current account values and do not incorporate an expectation of future market growth, interest crediting, or future deposits. Therefore, the estimated obligations presented in this table significantly exceed the liabilities recorded in reserve for future policy benefits and unpaid loss and loss adjustment expenses, other policyholder funds and benefits payable and separate account liabilities. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.
[2]	Includes future minimum lease payments on operating lease agreements. See Note 10 of the Notes to Consolidated Financial Statements for additional discussion on lease commitments.
[3]	Consumer notes include principal payments, contractual interest for fixed rate notes and, interest based on current rates for floating rate notes. See Note 12 of the Notes to Consolidated Financial Statements for additional discussion of consumer notes.
[4]	Included in purchase obligations is $310 relating to contractual commitments to purchase various goods and services such as maintenance, human resources, information technology, and transportation in the normal course of business. Purchase obligations exclude contracts that are cancelable without penalty or contracts that do not specify minimum levels of goods or services to be purchased.

Dividends

Dividends to the Company from its insurance subsidiaries are restricted, as is the ability of the Company to pay dividends to its parent company. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on a stand-alone basis and the impact of regulatory restrictions.

The payment of dividends by Connecticut-domiciled insurers is limited under the insurance holding company laws of Connecticut. These laws require notice to and approval by the state insurance commissioner for the declaration or payment of any dividend, which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer’s policyholder surplus as of December 31 of the preceding year or (ii) net income (or net gain from operations, if such company is a life insurance company) for the twelve-month period ending on the thirty-first day of December last preceding, in each case determined under statutory insurance accounting principles. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer’s earned surplus, it requires the prior approval of the Connecticut Insurance Commissioner. The insurance holding company laws of the other jurisdictions in which the Company’s insurance subsidiaries are incorporated (or deemed commercially domiciled) generally contain similar (although in certain instances somewhat more restrictive) limitations on the payment of dividends.

The Company’s subsidiaries are permitted to pay up to a maximum of approximately $399 in dividends in 2012 without prior approval from the applicable insurance commissioner. In 2011, the Company received dividends of $7 from its subsidiaries. With respect to dividends to its parent, the Company’s dividend limitation under the holding company laws of Connecticut is $592 in 2012. However, because the Company’s earned surplus is negative as of December 31, 2011, the Company will not be permitted to pay any dividends to its parent in 2012 without prior approval from the Connecticut Insurance Commissioner. In 2011, the Company did not pay dividends to its parent company.

Cash Flows

	2011	2010
Net cash provided by operating activities	$3,008	$1,882
Net cash provided by (used for) investing activities	$(2,128)	$209
Net cash used for financing activities	$(225)	$(2,363)
Cash — End of Year	$1,183	$531

Year ended December 31, 2011 compared to Year-ended December 31, 2010

Net cash provided by operating activities increased due to the settlement of a modified coinsurance agreement with an affiliated captive reinsurer.

Net cash used for investing activities in 2011 primarily relates to net payments of available-for-sale securities of $1.4 billion, net payments of mortgage loans of $914, partially offset by net receipts on derivatives of $938. Net cash provided by investing activities in 2010 primarily relates to net proceeds from sales of mortgage loans of $1.1 billion, partially offset by net purchases of available-for-sale securities of $241 and net payments on derivatives of $664.

Net cash used for financing activities in 2011 primarily relates to net outflows on investment and universal life-type contracts of $157 and repayments of consumer notes of $68. Net cash used for financing activities in 2010 primarily relates to net outflows on investment and universal life-type contracts of $1.4 billion and repayments of consumer notes of $754.

Operating cash flows in both periods have been more than adequate to meet liquidity requirements.

Equity Markets

For a discussion of the potential impact of the equity markets on capital and liquidity, see the Financial Risk on Statutory Capital and Liquidity Risk section in this MD&A.

Ratings

Ratings impact the Company’s cost of borrowing and its ability to access financing and are an important factor in establishing competitive position in the insurance and financial services marketplace. There can be no assurance that the Company’s ratings will continue for any given period of time or that they will not be changed. In the event the Company’s ratings are downgraded, the Company’s cost of borrowing and ability to access financing, as well as the level of revenues or the persistency of its business may be adversely impacted.

The following table summarizes Hartford Life Insurance Company’s and its wholly-owned subsidiary Hartford Life and Annuity Insurance Company’s financial ratings from the major independent rating organizations as of February 17, 2012:

Insurance Financial Strength Ratings:	A.M. Best	Fitch	Standard & Poor’s	Moody’s
Hartford Life Insurance Company	A	A-	A	A3
Hartford Life and Annuity Insurance Company	A	A-	A	A3

These ratings are not a recommendation to buy or hold any of the Company’s securities and they may be revised or revoked at any time at the sole discretion of the rating organization.

The agencies consider many factors in determining the final rating of an insurance company. One consideration is the relative level of statutory surplus necessary to support the business written. Statutory surplus represents the capital of the insurance company reported in accordance with accounting practices prescribed by the applicable state insurance department. See Part I, Item 1A. Risk Factors – “Downgrades in our financial strength or credit ratings, which may make our products less attractive, could increase our cost of capital and inhibit our ability to refinance our debt, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.”

Statutory Capital

The Company’s stockholder’s equity, as prepared using U.S. GAAP, was $9.7 billion as of December 31, 2011. The Company’s estimated aggregate statutory capital and surplus, as prepared in accordance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (“U.S. STAT”), was $5.9 billion as of December 31, 2011.

Significant differences between U.S. GAAP stockholder’s equity and aggregate statutory capital and surplus prepared in accordance with U.S. STAT include the following:

•	Costs incurred by the Company to acquire insurance policies are deferred under U.S.GAAP while those costs are expensed immediately under U.S. STAT.

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Temporary differences between the book and tax basis of an asset or liability which are recorded as deferred tax assets are evaluated for recoverability under U.S.GAAP while those amounts deferred are subject to limitations under U.S.STAT.

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The assumptions used in the determination of benefit reserves are prescribed under U.S.STAT, while the assumptions used under U.S.GAAP are generally the Company’s best estimates. The methodologies for determining life insurance reserve amounts may also be different. For example, reserving for living benefit reserves under U.S.STAT is generally addressed by the Commissioners’ Annuity Reserving Valuation Methodology and the related Actuarial Guidelines, while under U.S GAAP, those same living benefits may be considered embedded derivatives and recorded at fair value or they may be considered SOP 03-1 reserves. The sensitivity of these life insurance reserves to changes in equity markets, as applicable, will be different between U.S GAAP and U.S STAT.

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The difference between the amortized cost and fair value of fixed maturity and other investments, net of tax, is recorded as an increase or decrease to the carrying value of the related asset and to equity under U.S. GAAP, while U.S. STAT only records certain securities at fair value, such as equity securities and certain lower rated bonds required by the NAIC to be recorded at the lower of amortized cost or fair value. In the case of the Company’s market value adjusted (MVA) fixed annuity products, invested assets are marked to fair value (including the impact of audit spreads) and liabilities are marked to fair value (but generally excluding the impacts of credit spreads) for statutory purposes only. In the case of the Company’s market value adjusted (MVA) fixed annuity products, invested assets are marked to fair value (but generally actual credit spreads are not fully reflected) for statutory purposes only.

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U.S.STAT for life insurance companies establishes a formula reserve for realized and unrealized losses due to default and equity risks associated with certain invested assets (the Asset Valuation Reserve), while U.S.GAAP does not. Also, for those realized gains and losses caused by changes in interest rates, U.S.STAT for life insurance companies defers and amortizes the gains and losses, caused by changes in interest rates, into income over the original life to maturity of the asset sold (the Interest Maintenance Reserve) while U.S.GAAP does not.

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Goodwill arising from the acquisition of a business is tested for recoverability on an annual basis (or more frequently, as necessary) for U.S.GAAP, while under U.S.STAT goodwill is amortized over a period not to exceed 10 years and the amount of goodwill is limited.

In addition, certain assets, including a portion of premiums receivable and fixed assets, are non-admitted (recorded at zero value and charged against surplus) under U.S.STAT. U.S.GAAP generally evaluates assets based on their recoverability.

In 2010 The Hartford entered into an intercompany liquidity agreement that allows for short-term advances of funds among the HFSG Holding Company and certain Connecticut domiciled insurers, including Hartford Life Insurance Company, of up to $2.0 billion for liquidity and other general corporate purposes. The Connecticut Insurance Department granted approval for these insurance companies to treat receivables from a parent as admitted assets for statutory accounting.

Risk-based Capital

State insurance regulators and the NAIC have adopted risk-based capital requirements for life insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. The requirements provide a means of measuring the minimum amount of statutory surplus appropriate for an insurance company to support its overall business operations based on its size and risk profile. Under risk-based capital (“RBC”) requirements, a company’s RBC is calculated by applying factors and performing calculations relating to various asset, premium, claim, expense and reserve items. The adequacy of a company’s actual capital is determined by the ratio of a company’s total adjusted capital, as defined by the insurance regulators, to its company action level of RBC (known as the RBC ratio), also as defined by insurance regulators. RBC standards are used by regulators to set in motion appropriate regulatory actions related to insurers that show indications of inadequate conditions. In addition, the rating agencies view RBC ratios along with their proprietary models as factors in making ratings determinations.

Contingencies

Legal Proceedings — For a discussion regarding contingencies related to the Company’s legal proceedings, please see Item 3, “Legal Proceedings”.

For further information on other contingencies, see Note 10 of Notes to Consolidated Financial Statements.

Legislative Initiatives

On February 13, 2012, the Obama Administration released its “FY 2013, Budget of the United States Government” (the “Budget”). Although the Administration has not released proposed statutory language, the Budget includes proposals which if enacted, would affect the taxation of life insurance companies and certain life insurance products. In particular, the proposals would affect the treatment of corporate owned life insurance (“COLI”) policies by limiting the availability of certain interest deductions for companies that purchase those policies. The proposals would also change the method used to determine the amount of dividend income received by a life insurance company on assets held in separate accounts used to support products, including variable life insurance and variable annuity contracts, that are eligible for the dividends received deduction (“DRD”). The DRD reduces the amount of dividend income subject to tax and is a significant component of the difference between the Company’s actual tax expense and expected amount determined using the federal statutory tax rate of 35%. If proposals of this type were enacted, the Company’s sale of variable annuities and variable life products and its profits on COLI policies could be adversely affected and the Company’s actual tax expense could increase, reducing earnings.

Guaranty Fund and Other Insurance-related Assessments

For a discussion regarding Guaranty Fund and Other Insurance-related Assessments, see Note 10 of the Notes to Consolidated Financial Statements.

IMPACT OF NEW ACCOUNTING STANDARDS

For a discussion of accounting standards, see Note 1 of Notes to Consolidated Financial Statements.